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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           VIMRX PHARMACEUTICALS INC.

                         BAXTER HEALTHCARE CORPORATION

                                      AND

                             BIT ACQUISITION CORP.
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                           ASSET PURCHASE AGREEMENT

  ASSET PURCHASE AGREEMENT, made this 10th day of October, 1997, by and among BAXTER HEALTHCARE CORPORATION, a Delaware corporation with offices at 1627 Lake Cook Road, Deerfield, Illinois 60015 (the "Seller"), VIMRx PHARMACEUTICALS INC., a Delaware corporation with offices at 2751 Centerville Road, Suite 210, Wilmington, Delaware 19808 ("VIMRx") and BIT ACQUISITION CORP., a Delaware corporation with offices at 2751 Centerville Road, Suite 210, Wilmington, Delaware 19808 (the "Buyer").

  WHEREAS, the Seller currently operates a business segment known as the Immunotherapy Division of its Biotech Business Group (the "Division");

  WHEREAS, the business in which the Division is engaged is the ex vivo cell therapy business described in Exhibit A attached hereto (such business being hereinafter referred to as the "Business");

  WHEREAS, the Seller and VIMRx desire to enter into a strategic alliance by engaging in the Business through the Buyer, which is currently a wholly-owned subsidiary of VIMRx;

  WHEREAS, the strategic alliance will be created pursuant to the sale and transfer or license of certain technology relating to the use of cells for the treatment, mitigation or prophylaxis of diseases, including research into such activities, together with certain other property related to the manufacture, use and sale of the products of the Business;

  WHEREAS, as a condition to the obligations of the parties under this Agreement, the parties will enter into, among other things, manufacturing and supply agreements for the manufacture and supply of the Isolex(R) and Maxsep(R) Products (as hereinafter defined), certain antibodies and other components of the Isolex(R) and Maxsep(R) Products and certain other products of the Business; certain license agreements to grant the right to use certain technology relating to the Business; the Distribution Agreement (as hereinafter defined) providing for the marketing, sales and distribution of the Isolex(R) and Maxsep(R) Products and certain other products of the Business; and the Services Agreement (as hereinafter defined) relating to the provision, by the Seller to the Buyer, of certain Business-related services previously supplied by other divisions of the Seller to the Division;

  WHEREAS, to that end, the Seller desires, among other things, to have the Buyer acquire, and the Buyer desires to acquire, the Assets (as hereinafter defined); and

  WHEREAS, the parties wish to set forth their agreement with respect to the purchase and the sale of such Assets and a mutual investment in the Buyer;

  NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.Definitions and Interpretation.

  1.1 Definitions. Capitalized terms used herein shall have the following meanings:

  "Acquired Securities" shall mean the VIMRx Common Stock, VIMRx Preferred Stock, Buyer Common Stock and the Warrant acquired by the Seller pursuant to
Section 2.2, together with the Buyer Convertible Debentures acquired by the Seller pursuant to Section 8.3(B).

  "Actions" shall mean claims, actions, suits, audits, proceedings or investigations, whether at law, in equity or admiralty, and whether or not before any Tribunal or any Authority.

  "Affiliate" shall mean, with respect to any party, any entity (i) which directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the party or (ii) fifty percent

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(50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by a party or any of such party's Subsidiaries.

  "Affiliated Transaction" shall mean, in respect of any Person, any transaction, or series of similar transactions, or any currently proposed transaction, to which such Person is a party, in which the amount involved exceeds $60,000 and in which any Affiliate of such Person had, or will have, a direct or indirect material interest (but excluding, in any event, transactions, between divisions of the same Person and transactions between a Person and any consolidated subsidiary of such Person).

  "Aggregate Agreed Value" shall have the meaning assigned thereto in Section 2.2(C).

  "Agreed Value" shall mean the average of the closing sale prices of VIMRx Common Stock on the 15 trading days preceding, but not including, the date falling five days prior to the Closing Date, as reported by Nasdaq.

  "Antibody Manufacturing and Storage Agreement" shall mean the Antibody Manufacturing and Storage Agreement substantially in the form annexed hereto as Exhibit B.

  "Assets" shall mean the assets set forth or described in Schedule 2.1.

  "Assigned Contracts" shall have the meaning assigned thereto in Exhibit C.

  "Assignment of Parker Lease" shall mean an assignment document assigning to the Buyer the lease relating to the Parker Facility, the form and content of which shall be reasonably satisfactory to the Buyer.

  "Assumed Liabilities" shall have the meaning assigned thereto in Exhibit C.

  "Authority" shall mean any Federal, state, municipal, foreign or other government or governmental department, commission, board, bureau, agency or instrumentality.

  "BDG" shall mean Baxter Deutschland GmbH, an indirect subsidiary of an Affiliate of the Seller.

  "Business" shall have the meaning assigned thereto in the Preamble to this Agreement.

  "Business Day" shall mean any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in Illinois, New York or Delaware are authorized or required by law to close.

  "Buyer" shall have the meaning assigned thereto in the Preamble to this Agreement.

  "Buyer Common Stock" shall mean the common stock of the Buyer, $.001 par value per share.

  "Buyer Convertible Debentures" shall mean each or all, as the context may require, of (i) the convertible debenture issued by the Buyer to the Seller, in the forms annexed hereto as Exhibits D and E, and/or (ii) the convertible debenture issued by the Buyer to VIMRx, in the form annexed hereto as Exhibit F.

  "Buyer Liabilities" shall have the meaning assigned thereto in Section
2.5(C).

  "Cambes" shall mean Cambes, Ltd., a Delaware corporation.

  "Cash Position" shall mean, in respect of the Buyer and as of the date of determination, (1) the total amount of cash, cash equivalents and short-term investments owned by the Buyer minus (2) the then total outstanding principal amount of the Buyer's indebtedness to the Seller for borrowed sums.

  "CellPro" shall mean CellPro, Inc., a Delaware corporation.

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  "CellPro Litigation" shall have the meaning assigned thereto in Section
16.1.

  "Chiron Collaboration Agreement" shall mean that certain Collaboration Agreement, dated as of December 27, 1996, between Chiron Corporation and the Seller.

  "Chiron Sublicense" shall mean that certain sublicense from the Seller to the Buyer relating to breast cancer antibodies licensed from Cetus Oncology Corporation, d/b/a/ Chiron Therapeutics, to the Seller, in substantially the form annexed hereto as Exhibit G.

  "Class A Assets" shall have the meaning assigned thereto in Schedule 2.1.

  "Class B Assets" shall have the meaning assigned thereto in Schedule 2.1.

  "Closing Date" shall have the meaning assigned thereto in Section 2.6.

  "Closing" shall have the meaning assigned thereto in Section 2.6.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Non-Competition and Confidentiality Agreement" shall mean the Non-Competition and Confidentiality Agreement between the Seller and the Buyer substantially in the form annexed hereto as Exhibit H.

  "Contaminants" shall mean any material, pollutant, substance or waste which is defined in, regulated by, or subject to any Environmental Law, including asbestos and asbestos containing materials.

  "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

  "Controlled Subsidiary" shall mean, with respect to any Person, any other Person in which such first Person owns, directly or indirectly, 50% or more of the outstanding equity interest.

  "Conversion Securities" shall mean any VIMRx Common Stock or Buyer Common Stock issuable upon conversion or exercise of certain Acquired Securities.

  "Copyrights" shall mean United States and foreign copyrights, whether registered or unregistered.

  "Customized Software" shall mean all Software owned by, licensed to or used by the Seller in connection with the Division, other than Shrinkwrap Software.

  "Data Room" shall mean Room 313 at the Parker Facility.

  "Disclosure Period" shall mean the period commencing on the date hereof and ending at 5:00 p.m. (Eastern time) on the date falling 14 days after (but not including) the date hereof; provided, however, that in the event that such 14th day shall not be a Business Day, the Disclosure Period shall instead end at 5:00 p.m. (Eastern time) on the next succeeding Business Day.

  "Distribution Agreement" shall mean the Marketing, Sales and Distribution Agreement substantially in the form annexed hereto as Exhibit I.

  "Division" shall have the meaning assigned thereto in the Preamble to this Agreement.

  "Dorken Sublicense" shall mean that certain sublicense from BDG to the Buyer relating to "B" cells licensed from Prof. Bernd Dorken to BDG in substantially the form annexed hereto as Exhibit J.

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  "Encumbrance" shall mean any lien, charge, security interest, encumbrance or claim, whether legal or equitable.

  "Environmental Laws" shall mean any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions of any Authority relating to the protection or pollution of the environment, or community health and safety, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act and any similar or analogous statutes, regulations and decisional law of any Authority.

  "Epstein Opinion" shall mean the opinion of Epstein Becker & Green, P.C. with respect to this Agreement and the transactions contemplated hereby, the form and content of which shall be negotiated after the execution and delivery hereof.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

  "ERISA Benefit Plans" shall mean any (i) "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), (ii) "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), or (iii) "welfare benefit plan" (as such term is defined in Section 3(1) of ERISA).

  "Excepted Obligations" shall mean the obligations set forth or described in subsection 2 of Exhibit C.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Execution Schedule" shall mean that certain disclosure schedule (composed of various sections) which is being delivered by the Seller to the Buyer in connection herewith, but which is not an attachment to the Agreement. In all other respects, references in this Agreement to "Schedules" shall be deemed also to refer to the Execution Schedule.

  "FDA" shall mean the U.S. Food and Drug Administration.

  "First BD License" shall have the meaning assigned thereto in Section 16.1.

  "First BD Sublicense" shall mean that certain sublicense, from the Seller to the Buyer relating to CD34+ cell population and related antibody and method patents licensed from Becton, Dickinson and Company to the Seller, in substantially the form annexed hereto as Exhibit K.

  "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis.

  "Hardware and Disposables Manufacturing Agreement" shall mean that certain Hardware and Disposables Manufacturing Agreement between the Buyer and the Seller substantially in the form annexed hereto as Exhibit L.

  "Hardware and Disposables Supply Agreement" shall mean that certain Hardware and Disposables Supply Agreement between the Buyer and the Seller substantially in the form annexed hereto as Exhibit M.

  "Hart-Scott" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "HHS" shall mean the United States Department of Health and Human Services.

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  "Improvements" shall mean all buildings, structures and improvements located on the Real Estate.

  "Included Agreements" shall have the meaning assigned thereto in Schedule
2.1.

  "Indemnified Party" shall have the meaning assigned thereto in Section 9.2.

  "Indemnifying Party" shall have the meaning assigned thereto in Section 9.2.

  "Information" shall mean confidential ideas, trade secrets, technology, know-how, inventions (whether or not patentable) and improvements thereto, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

  "Innovir" shall mean Innovir Laboratories, Inc., a Delaware corporation.

  "Innovir Common Stock" shall mean the common stock of Innovir, $.013 par value per share.

  "VIMRx Holdings" shall mean Innovir Holdings, Ltd., a Delaware corporation.

  "VIMRx Holdings Common Stock" shall mean the common stock of Innovir Holdings, $.01 par value per share.

  "Innovir UK" shall mean Innovir Limited, an English private limited company.

  "Innovir UK Ordinary Shares" shall mean the common shares of Innovir UK, one pound par value per share.

  "Innovir Germany" shall mean Innovir Gesellschaft fur die Entwicklung und Synthese von Oligomeren mbH, a Gesellschaft mit beschrankter Halftung organized under the laws of the Federal Republic of Germany.

  "Innovir Preferred Stock" shall mean the Preferred Stock of Innovir, par value $.06 per share, including Class B Preferred Stock and Preferred Stock undesignated as to class or series.

  "Intellectual Property" shall mean Copyrights, Patents, Trademarks, Information and Software.

  "Intellectual Property Right" shall mean any right possessed by any person or entity which arises as a result of his or its ownership, license or use of, or of any application for, or application for registration of, any Intellectual Property.

  "Inventory Entity" shall have the meaning set forth in Section 3.21 hereto.

  "Isolex(R) and Maxsep(R) Technology" shall have the meaning assigned thereto in the Hardware and Disposables Manufacturing Agreement.

  "Isolex(R) and Maxsep(R) Products" shall have the meaning assigned thereto in the Hardware and Disposables Manufacturing Agreement.

  "KPMG" shall mean KPMG Peat Marwick LLP.

  "Licenses" shall mean licenses, authorizations, authorities, approvals, permits and certificates.

  "Losses" shall mean liabilities, claims, losses, costs, damages, and expenses (including without limitation, reasonable attorneys' fees and expenses), whether incurred in connection with a claim, controversy or dispute between the parties hereto or between a party hereto and one or more third parties.

  "Manufactured Products" shall mean (i) all Isolex(R) and Maxsep(R) Products listed on Schedule I attached to the Hardware and Disposables Manufacturing Agreement and all components thereof, in each case as currently

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produced by the Seller utilizing the Isolex(R) and Maxsep(R) Technology;
provided, however, that Manufactured Products shall not include those products or components to be manufactured or supplied by the Seller under the Hardware and Disposables Supply Agreement; (ii) all "Antibodies" (as that term is defined in the Antibody Manufacturing and Storage Agreement) specified in
Schedule I attached to the Antibody Manufacturing and Storage Agreement, in each case as currently produced by the Seller; and (iii) the products currently used in the research and development program of the Business.

  "Material Adverse Effect", with respect to the Seller, the Buyer or VIMRx, means a material adverse effect, or the occurrence or existence of facts or circumstances that would reasonably be expected to result in a material adverse effect, on the business, assets, liabilities, results of operations, properties, financial or operating condition of (i) the Division, in the case of the Seller, (ii) VIMRx and its subsidiaries (other than the Buyer) taken as a whole, in the case of VIMRx, and (iii) the Buyer and its subsidiaries, if any, taken as a whole, in the case of the Buyer, or on the ability of any such Person (and to the extent applicable, its subsidiaries) to consummate the transactions contemplated hereunder.

  "Milestone" shall mean each of the regulatory approval milestones set forth on Exhibit N to this Agreement.

  "Milestone Payment" shall mean each and any of the payments to be made to the Seller pursuant to Section 6.2(A) to this Agreement.

  "Munich Facility" shall mean the facility, located at Edisonstrasse 3-4 D-85716 Unterschlessein, Germany, in which BDG currently conducts certain operations on behalf of the Division.

  "Nasdaq" shall mean the Nasdaq Stock Market.

  "Net Projected Expenses" shall mean, in respect of the Buyer as of any given Occurrence Date, the excess, if any, of (i) the total cash operating expenses (excluding depreciation, amortization and similar non-cash items) projected by the Buyer to be incurred by the Buyer during the 12-month period immediately succeeding such Occurrence Date minus (ii) the total amount of revenue and income, from whatsoever source, projected by the Buyer to be earned by the Buyer during such 12-month period.

  "NIH" shall mean the National Institutes of Health.

  "Non-Assumed Liabilities" shall have the meaning assigned thereto in Section 2.5(A).

  "Non-ERISA Plans" shall mean, in respect of any Person, each and every (i) employee collective bargaining agreement, employment agreement (other than employment agreements terminable by such Person without premium or penalty on notice of 30 days or less under which the only monetary obligation of such person is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement (as to the latter three, where such person is the recipient of the services); deferred compensation agreement, confidentiality agreement or covenant not to compete (other than confidentiality agreements and covenants not to compete contained in agreements which are required to be disclosed by such Person hereunder), (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause (i)), agent, or attorney-in-fact of such Person; or (iii) stock option, stock purchase, bonus or other incentive plan or agreement.

  "Occurrence Date" shall mean, with respect to any given Milestone, the date on which such Milestone shall occur, if at all.

  "Orders" shall mean any order, writ, injunction or decree of any Tribunal or Authority.

  "Owned Software" shall mean all Software owned by the Seller and used in the Business of the Division.

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  "Parker Facility" shall mean the facility, located at 9 Parker, Irvine,
California, in which the Division currently conducts certain of its operations.

  "Patents" shall mean United States and foreign patents, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions and disclosures.

  "Patent Rights" shall have the meaning assigned thereto in Section 16.1.

  "Plan A Projections" shall mean the financial projections, relating to the Buyer, which are included as Section 1 of the Execution Schedule.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Permitted Encumbrances" shall mean (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) liens on deposits or pledges to secure obligations under workmen's compensation, social security or similar laws and
(d) other liens, encumbrance(s) or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance(s) or imperfection.

  "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Authority or other entity.

  "Primary Licenses" shall mean the following agreements: (i) the License Agreement between the Seller and Becton, Dickenson and Company, dated August 24, 1990 as amended on November 10, 1993 and March 30, 1995 (relating to CD34+ cell population and related antibody and method patents); (ii) the License Agreement between the Seller and Becton, Dickenson and Company, dated June 1, 1993 (relating to "B" cell antibodies); (iii) the Non-Exclusive License Agreement between the Seller and Cetus Oncology Corporation d/b/a Chiron Therapeutics, dated March 28, 1996 (relating to breast cancer antibodies); and
(iv) the Agreement between BDG and Professor Bernd Dorken, dated October 20, 1994 (relating to "B" cells).

  "Proxy Statement" shall have the meaning assigned thereto in Section 5.16.

  "PTO" shall mean the United States Patent and Trademark Office.

  "Purchase Consideration" shall have the meaning assigned thereto in Section
2.2.

  "Real Property" shall have the meaning assigned thereto in Section 3.7(B).

  "Registration Rights Agreement" shall mean the registration rights agreement substantially in the form annexed hereto as Exhibit O.

  "Representatives" shall mean, with respect to any Person, such Person's officer's, directors, employees, independent contractors, agents and representatives.

  "Ribonetics" shall mean Ribonetics Gesellschaft fur molekulare therapie GmbH, a Gesellschaft mit beschrankter Halftung organized under the laws of the Federal Republic of Germany.

  "Round Lake Facility" shall mean the facility, located at WG 2-3S Route 120 & Wilson Road, Round Lake, Illinois, in which the Division currently conducts certain of its operations.

  "Royalty Assignment and Agreement" shall mean the royalty assignment and agreement substantially in the form annexed hereto as Exhibit P.

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  "Saxholm Litigation" shall mean the certain litigation identified as Saxholm
AS v. Baxter Healthcare Corp., Civil Action No. 94 C 5408, which is pending in the Northern District of Illinois, Eastern Division.

  "SEC" shall mean the United States Securities and Exchange Commission.

  "Second BD Sublicense" shall mean that certain sublicense, from the Seller to the Buyer relating to "B" cell antibodies licensed from Becton, Dickenson and Company to the Seller, in substantially the form annexed hereto as Exhibit Q.

  "SEC Reports" shall mean all forms, reports and documents required to be filed with the SEC pursuant to the Securities Act or the Exchange Act.

  "Section 14.2 Date" shall mean that date falling 21 days after (but not including) the date hereof; provided, however, that in the event that such 21st day shall not be a Business Day, the Section 14.2 Date shall instead be the next succeeding Business Day.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Seller" shall have the meaning assigned thereto in the Preamble to this Agreement.

  "Services Agreement" shall mean an agreement between the Buyer and the Seller, to be negotiated after the execution and delivery hereof, relating to manufacturing, regulatory and other support services (other than those covered by (i) the Hardware and Disposables Manufacturing Agreement, (ii) the Distribution Agreement and (iii) the other Transaction Documents) which shall provide, among other terms to be mutually agreed by the parties, for the Seller to provide to the Buyer, at its fully-loaded cost, certain services (of the type which are now rendered by the Seller in respect of the Division).

  "Seyfarth Opinion" shall mean the opinion of Seyfarth, Shaw, Fairweather & Geraldson with respect to this Agreement and the transactions contemplated hereby, the form and content of which shall be negotiated after the execution and delivery hereof.

  "Shrinkwrap Software" shall mean all Software that is available in consumer retail stores and subject to form shrinkwrap license agreements.

  "Software" shall mean computer software programs and software systems, including, without limitation, all database applications, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form as well as all Copyrights, if any, appurtenant thereto.

  "Stockholders' Agreement" shall mean the stockholders' agreement between VIMRx and the Seller substantially in the form annexed hereto as Exhibit R.

  "Sublicenses" shall mean, collectively, the Chiron Sublicense, the Dorken Sublicense and the First and Second BD Sublicenses.

  "Subsidiary" shall mean, as to any party, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the party, by one or more of its subsidiaries, or by the party and one or more of its subsidiaries.

  "Tax Return" shall mean, in respect of any Person, any report, statement, return, declaration of estimated Tax or other information required to be supplied by or on behalf of such Person to a Tax Authority in connection

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with Taxes, or with respect to grants of Tax exemption, including any consolidated, combined, unitary, joint or other return filed by any person that properly includes the income, deductions or other Tax information concerning such Person.

  "Taxes" shall mean all taxes, including all Federal, state, local, foreign and other income, franchise, sales, use, property, payroll, stamp, withholding, environmental, alternative or add-on minimum and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and any contractual or other obligation to indemnity or reimburse any person with respect to any such assessment.

  "Third Party Claim" shall mean, in respect of any party hereto, any claim, or the commencement, or possible commencement, of any Action with respect to which indemnification is or is reasonably likely to be claimed by such party pursuant to Section 9.

  "Trademarks" shall mean United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered.

  "Transaction Documents" shall mean the following:

  (i)  the Distribution Agreement,

  (ii) the Non-Competition and Confidentiality Agreement,

  (iii) the Assignment of Parker Lease,

  (iv) the Registration Rights Agreement,

  (v)  the First BD Sublicense,

  (vi) the Second BD Sublicense,

  (vii) the Dorken Sublicense,

  (viii) the Chiron Sublicense,

  (ix) the Stockholders' Agreement,

  (x)  the Services Agreement,

  (xi) the Antibody Manufacturing and Storage Agreement,

  (xii) the Royalty Assignment and Agreement,

  (xiii) the Hardware and Disposables Manufacturing Agreement,

  (xiv) the Hardware and Disposables Supply Agreement,

  (xv) the Voting Agreement,

  (xvi) and each of the other agreements, documents and instruments being, or to be, executed in connection with the transactions contemplated hereunder.

  "Transactional Taxes" shall mean all sales, use, transfer, conveyance, bulk transfer, business and occupation, value added or other such Taxes, duties, excises or governmental charges imposed by any taxing jurisdiction.

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  "Tribunal" shall mean any domestic or foreign court, arbitration board or other tribunal.

  "VGI" shall mean VIMRx Genomics, Inc., a Delaware corporation.

  "VGI Common Stock" shall mean the common stock of VGI, $.01 par value per share.

  "VIMRx Common Stock" shall mean the common stock of VIMRx, $.001 par value per share.

  "VIMRx Preferred Stock" shall mean Series A Convertible Preferred Stock of VIMRx, par value $.001, having rights, preferences and designations (including a per share liquidation value of $1,000) as set forth on Exhibit S to this Agreement.

  "VIMRx" shall have the meaning assigned thereto in the Preamble to this Agreement.

  "Voting Agreement" shall mean that certain Voting Agreement, between the Seller, VIMRx, Richard L. Dunning, Donald G. Drapkin, Laurence D. Fink, Lindsay A. Rosenwald, M.D., Eric A. Rose, M.D. and Paramount Capital Asset Management Inc. substantially in the form annexed hereto as Exhibit T.

  "Warrant" shall mean a stock purchase warrant, substantially in the form annexed hereto as Exhibit U, for the purchase of 6.383 additional shares of the Buyer Common Stock (which number of shares, if issued at Closing, would represent, immediately after issuance thereof, 6% of all issued and outstanding Buyer Common Stock) at an aggregate exercise price of $6,000,000.

  1.2 Interpretation.

    (A)In respect of any of the Seller, the Buyer or VIMRx, the terms "to the knowledge of" such Person and "awareness of" such party, and variations thereof, shall be deemed to refer to the actual knowledge and/or awareness (without any requirement of inquiry) of the Relevant Persons of such Party. In respect of the Seller, the term "Relevant Persons" shall be deemed to refer to (i) Victor W. Schmitt, John A. Osth, Michael J. Griffith, Dennis
  E. Van Epps, Reiner Spaethe, Kristin Houser, Charles Nawrot, Kathy Carroll, Donna Waldo, Michael Schiffer, Tim Anderson, Bruce Davis, Janice Guthrie, Bradford Price, William C. Lake, Alan R. Hardwick, Debra Condino, Sarah Bates, and (ii) any other person who, prior to the Closing Date, shall succeed to the position or office now held by any of the foregoing persons in (i). In respect of the Buyer, the term "Relevant Persons" shall be deemed to refer to (i) Richard L. Dunning, L. William McIntosh, Francis M. O'Connell, Lowell S. Lifschultz, Don M. Kerr and David A. Jackson, Ph.D., and (ii) any other person who, prior to the Closing Date, shall succeed to the position or office now held by any of the foregoing persons in (i). In respect of VIMRx, the term "Relevant Persons" shall be deemed to refer to
  (i) Richard L. Dunning, L. William McIntosh, Francis M. O'Connell, Lowell
  S. Lifschultz, Don M. Kerr, Richard E. Kouri, Ph.D., Thomas Sharpe, Ph.D., David Stern, M.D. and David A. Jackson, Ph.D., and (ii) any other person who, prior to the Closing Date, shall succeed to the position or office now held by any of the foregoing persons in (i).

    (B)Whenever in this Agreement the phrase "in the ordinary course of business" is used, it shall be construed as meaning "in the ordinary course of business and substantially consistent with prior practice."

    (C)Whenever in this Agreement the term "including" is used, it shall be construed as meaning "including but not limited to."

    (D)All accounting terms not specifically defined herein shall be construed in accordance with GAAP in effect at the Closing.

    (E)Whenever in this Agreement the term "agreement" is used, it shall be deemed to refer to commitments, leases, licenses, contracts and agreements.

    (F)Whenever in this Agreement the term "party to" is used in regard to an agreement, it shall be construed as meaning "party to or bound by".

    (G)Notwithstanding anything to the contrary in this Agreement, in connection with any representations or warranties relating to (i) Manufactured Products to be acquired by the Buyer from third parties, and
  (ii) products currently used in the research and development program of the Business, and which form a part of the Manufactured Products, neither the Seller nor any of its officers, directors, employees or representatives, including without limitation those individuals set forth in Section 1.2(A) hereof, shall have any obligation or requirement of any kind whatsoever to conduct any inquiry to support such representations and warranties.

2.Purchase and Sale of the Assets; Closing.

  2.1 Purchase and Sale.

    (A)In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, the Seller hereby agrees to sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to the Buyer and the Buyer agrees to purchase from the Seller, on the Closing Date, all of the Seller's right, title and interest in and to the Class A Assets, as set forth or described on
  Schedule 2.1 hereto.

    (B)In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, the Seller hereby agrees to sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to VIMRx and VIMRx agrees to purchase from the Seller, on the Closing Date, all of the Seller's right, title and interest in and to the Class B Assets, as set forth or described on Schedule 2.1 hereto; provided, however, that notwithstanding the foregoing, VIMRx hereby, effective as of the Closing Date (and for the consideration described in Section 2.4 below), assigns to the Buyer all of VIMRx's rights to receive all of the Seller's right, title and interest in and to the Class B Assets, with the result that the Class B Assets shall be conveyed directly to the Buyer.

  2.2 Purchase Consideration. In consideration of the sale, assignment and transfer of the Class A Assets and Class B Assets pursuant to Section 2.1 hereof, VIMRx or the Buyer, as the case may be, agrees to pay or issue to the Seller the following consideration (the "Purchase Consideration"):

    (A)eleven million (11,000,000) shares of VIMRx Common Stock;

    (B)forty thousand (40,000) shares of VIMRx Preferred Stock;

    (C)in the event that the aggregate Agreed Value of the eleven million shares of VIMRx Common Stock issued pursuant to Section 2.2(A) hereof (hereinafter, the "Aggregate Agreed Value") shall be less than $50,000,000, such additional number of shares of VIMRx Preferred Stock as shall equal the result obtained by dividing, by 1,000, the difference of $50,000,000 minus the Aggregate Agreed Value; provided, however, that in lieu of any fractional share which might otherwise be due pursuant to such formula, VIMRx shall pay to the Seller an equivalent amount in cash (based on a liquidation value of $1,000);

    (D)Nineteen and one-half (19.5) shares of Buyer Common Stock, which will represent, immediately after the issuance thereof, 19.5% of all issued and outstanding Buyer Common Stock; and

    (E)the Warrant.

  2.3 Payment. At the Closing provided for in Section 2.6 hereof, the Buyer and VIMRx, as the case may be, shall deliver to the Seller certificates representing the VIMRx Common Stock, VIMRx Preferred Stock and Buyer Common Stock provided for in Section 2.2, together with the Warrant, against delivery of the items designated to be delivered by the Seller at Closing pursuant to
Section 8.1.

  2.4 Issuance to VIMRx. In consideration for the agreement of VIMRx to assign to the Buyer its rights to acquire the Class B Assets, as provided in Section 2.1(B), the Buyer shall, on the Closing Date, issue to VIMRx 80.5 shares of Buyer Common Stock, which will represent, immediately after the issuance thereof, 80.5% of all issued and outstanding Buyer Common Stock.

  2.5 Liabilities.

    (A)Liabilities Not Assumed. Except as specifically provided in Section 2.5(B), the Buyer and VIMRx neither assume nor shall be obligated to pay, perform or discharge, and the Seller hereby agrees to pay, perform, discharge or otherwise satisfy in due course and to hold the Buyer and VIMRx harmless from, any and all debts, liabilities and obligations of the Seller, whether known or unknown, fixed, contingent or otherwise, including all Taxes arising from any Seller operations up to and including the Closing Date (all such non-assumed liabilities being hereinafter collectively referred to as the "Non-Assumed Liabilities").

    (B)Assumed Liabilities. In addition to the consideration payable pursuant to Section 2.2 hereof, and subject to the terms and conditions set forth in this Agreement, effective as of the Closing Date, the Buyer hereby assumes only those liabilities of the Seller specifically set forth on Exhibit C (the "Assumed Liabilities").

    (C)Buyer Liabilities. The Seller shall have no liability for any obligations of the Buyer that are incurred or arise after the Closing Date ("Buyer Liabilities") except to the extent (i) otherwise provided in this Agreement or any Transaction Document or (ii) that any such liability arises from a wrongful act or omission on the part of the Seller, any Affiliate of Seller or any Representative of any of the foregoing.

    (D)No Assumption by VIMRx. In connection with the assignment, by VIMRx to the Buyer, of the rights described in Section 2.1(B), VIMRx neither assumes, nor shall be obligated to pay, perform or discharge, any debts, obligations or liabilities of the Seller, whether known or unknown, fixed, contingent or otherwise.

  2.6 Closing. The closing of the purchase and sale of the Assets hereunder (the "Closing") shall be held at the offices of the Seller located at the Parker Facility, as promptly as reasonably practicable following the date on which the last of the conditions set forth in Section 7 has been satisfied or waived in accordance with the terms of this Agreement, or on such other date, and at such other time and place, as the Seller and the Buyer shall mutually agree in writing (the day of occurrence of the Closing being referred to hereinafter as the "Closing Date").

3.Representations and Warranties of the Seller

  The Seller represents and warrants to the Buyer and VIMRx as of the end of the Disclosure Period, and as of the Closing Date, as follows:

  3.1 Good Standing.

  The Seller is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and with respect to the Business of the Division, has all necessary corporate power and authority to own, lease and operate its properties and to carry on the Business as the same is now being conducted. True, accurate and complete copies of the Certificate of Incorporation and By-Laws of the Seller have been provided to the Buyer.

  3.2 Authority.

  The Seller possesses full right, corporate power and legal authority to execute and deliver this Agreement and the Transaction Documents to which the Seller is a party and to perform each of the agreements and make each of the representations and warranties on its part to be performed and made hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Seller is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed by the Seller and constitutes, and the Transaction Documents (upon and subject to their execution and delivery by all parties thereto) shall constitute, the legal, valid and binding obligation of the Seller enforceable against it in accordance with their terms subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement and the Transaction Documents to which the Seller is a party and the performance by it of all of the transactions contemplated herein and therein do not and shall not (with or without the giving of notice or the passage of time or both) (A) violate or conflict with the Certificate of Incorporation or By-laws of the Seller, or (B) (1) violate or conflict with any law, rule, ruling, determination, ordinance or regulation of any Authority or any condition or provision of, (2) result in the creation or imposition of any Encumbrance upon any of the Assets of the Seller pursuant to, (3) accelerate or create, or permit the acceleration or creation of, any liability or obligation of the Seller under, or (4) cause a termination under or give rise to a right of termination under, the terms of, any contract, mortgage, lien, lease, agreement, indenture, trust, instrument, order, judgment or decree to which the Seller is a party or which is binding upon the Seller (it being agreed that this subsection (B) shall be deemed to refer only to the Assets, liabilities, obligations, contracts, mortgages, liens, leases, agreements, indentures, trusts, instruments, orders, judgments and decrees which relate to or affect the Division and which are being transferred to, assumed by or sublicensed to the Buyer, as the case may be); provided, however, that the existence of any such violations, conflicts, encumbrances, accelerations, creations, terminations or rights of termination shall not be deemed to be a breach of this Section 3.2 unless, individually or in the aggregate, they would have a Material Adverse Effect on the Division or (subsequent to the Closing) on the Buyer.

  3.3 Consents and Approvals.

  Except at set forth on Schedule 3.3, no other action or consent, whether corporate or otherwise, including action or consent by any Authority, is necessary in connection with the execution, delivery, validity or enforceability of this Agreement or the Transaction Documents with respect to the Seller or the consummation by it of the transactions contemplated hereby and thereby.

  3.4 Financial Statements.

  To the knowledge of the Seller, the representations contained in paragraph numbers 1 through 14 of that certain Management Representation Letter, dated July 28, 1997, to KPMG from the Seller (executed by Messrs. Osth and Schmitt and Mrs. Waldo) are true and correct.

  3.5 FDA and Related Regulatory Matters.

    (A)Except as otherwise disclosed in Schedule 3.5(A), all current products of the Business which shall constitute Manufactured Products, Supplied Products, Antibodies, Reagents and Reagent Kits under the Hardware and Disposables Manufacturing Agreement, the Hardware and Disposables Supply Agreement, and/or the Antibody Manufacturing and Storage Agreement, and all components thereof (all such products and components being collectively referred to as the "Current Baxter Products") and which are manufactured by the Seller or any Affiliate of the Seller, are in compliance, in all material respects, with all applicable requirements of the FDA and any analogous Authority in any country or other jurisdiction in which such Current Baxter Products are manufactured, processed, packaged, labeled, held or sold.

    (B)Except as otherwise disclosed in Schedule 3.5(B), to the Seller's knowledge, all Current Baxter Products which are manufactured, processed, packaged, labeled or held by Persons other than the Seller or any Affiliate of the Seller are in compliance, in all material respects, with all applicable requirements of the FDA and any analogous Authority in any country or other jurisdiction in which such Current Baxter Products are manufactured, processed, packaged, labeled, held or sold.

    (C)Except as otherwise disclosed in Schedule 3.5(C), all facilities, owned or operated by Seller or any Affiliate of Seller, at which any Current Baxter Products are manufactured, processed, packaged, labeled or held are in compliance, in all material respects, with all applicable requirements of the FDA and any analogous Authority in any country or other jurisdiction in which such Current Baxter Products are manufactured, processed, packaged, labeled, held or sold.

    (D)Except as otherwise disclosed in Schedule 3.5(D), to the Seller's knowledge, all facilities, owned or operated by Persons other than Seller or any Affiliate of Seller, in which any Current Baxter Products are manufactured, processed, packaged, labeled, held or sold are in compliance, in all material respects, with all applicable requirements of the FDA and any analogous Authority in any country or other jurisdiction in which such Current Baxter Products are manufactured, processed, packaged, labeled, held or sold.

    (E)The Seller and each relevant Affiliate of Seller has obtained all required marketing and clinical authorizations, clearances or approvals in each foreign country in which it distributes any Current Baxter Products (including all approvals necessary for the Seller or such Affiliate to be paid or reimbursed therefor). Schedule 3.5(E) sets forth a true and correct list of such foreign marketing and clinical authorizations, clearances and approvals.

    (F)Schedule 3.5(F) sets forth a true and correct list of all PMA's, 510(k)'s, IDE's, IND's, MAF's, DMF's, ELA's, PLA's and other FDA related submissions ("FDA Submissions") which (i) relate to Current Baxter Products and (ii) are either (a) submitted and pending, or (b) cleared and/or approved.

    (G)Except as set forth in Schedule 3.5(G), non-clinical data supporting the quality and integrity of the safety data in all FDA Submissions listed on Schedule 3.5(F) were generated in compliance, in all material respects, with all applicable requirements under Federal, state, local or foreign law.

    (H)Except as set forth in Schedule 3.5(H), the Seller and each Affiliate of the Seller is in compliance, in all material respects, with all MDR requirements as set forth in 21 C.F.R. Parts 803 and 804, as well as with all analogous state, local and foreign laws, in connection with each facility referred to in Section 3.5(C); provided, however, that this representation shall apply only to the extent that such MDR (or analogous) requirements relate to Current Baxter Products.

    (I)Except as set forth in Schedule 3.5(I), to the Seller's knowledge, the relevant responsible party is in compliance, in all material respects, with all MDR requirements as set forth in 21 C.F.R. Parts 803 and 804, as well as with all analogous state, local and foreign laws, in connection with each facility referred to in Section 3.5(D); provided, however, that this representation shall apply only to the extent that such MDR (or analogous) requirements relate to Current Baxter Products.

    (J)Except as set forth in Schedule 3.5(J), in regard to the Current Baxter Products, the Seller and each Affiliate has complied in all material respects with the applicable import and export provisions of federal, state and local law as well as the applicable import and export laws of relevant foreign countries. When exporting Current Baxter Products pursuant to 21 U.S.C. (S)382(b), the Seller and each relevant Affiliate has provided the FDA with written notice as required by 21 U.S.C. (S)382(g). When required for purposes of import of Current Baxter Products into foreign countries, the Seller and/or any relevant Affiliate has obtained all required FDA certifications for provision to the relevant foreign Authorities.

    (K)All FDA Submissions listed on Schedule 3.5(F) were prepared in compliance, in all material respects, with applicable FDA laws and relevant agency guidance documents and contain all necessary data and information required to be contained therein under applicable law and policy.

    (L)In connection with the Current Baxter Products and the facilities referred to in Section 3.5(C) (including the operations conducted therein) neither Seller, nor any Affiliate of Seller nor any Representative of any of the foregoing, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Authority, failed to disclose a material fact required to be disclosed to the FDA or any such other Authority, or committed any act that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any such other Authority to invoke any analogous policy.

    (M)None of the clinical data which was used in connection with any of the FDA Submissions listed on Schedule 3.5(F), or any required marketing or clinical authorizations, clearances and approvals described in Section 3.5(E) above, was collected or obtained from a clinical investigator who was at the time disqualified by the FDA or any other Authority.

  3.6 Taxes.

    Except as set forth in Schedule 3.6:

    (A)As a division of the Seller, the Division does not file Tax Returns;

    (B)The Seller has, in respect of the Division and the Assets, withheld proper and accurate amounts (including from persons now or previously employed by the Division for income Taxes and Social Security and other payroll Taxes) for all periods in compliance with all relevant Tax laws and other withholding provisions of all applicable laws; and either paid such amounts to the relevant Tax Authorities or set them aside in accounts for such purpose; provided, however, that no failure to so withhold, pay or set aside such Taxes shall constitute a breach of this Section 3.6(B) unless such failure would have a Material Adverse Effect on the Division;

    (C)the Seller has, since its incorporation, been a "C" corporation, as defined in Section 1361(a) of the Code; and

    (D)no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

  3.7 Title; Tangible Personal Property and Real Property.

    (A)The net book value of the furniture, fixtures and equipment included in the Assets shall, as of the Closing Date, be not less than $7.2 million. Except as set forth in Schedule 3.7(A), each material item of tangible personal property included in the Assets, as well as each material item of personal property covered by a lease included in the Included Agreements, is in reasonable working order. Each such item of owned or leased property is located in the Parker Facility.

    (B)The Seller leases the Parker Facility pursuant to a lease disclosed on
  Schedule 3.0(A) (such facility, together with the land upon which it is situated, shall collectively be referred to herein as the "Real
  Property.").

    (C)With respect only to the Real Property, to the knowledge of the Seller (except for the representation relating to receipt of written notice in the second clause of subsection (iii), which is not qualified by knowledge):

      (i)the use being made thereof by the Seller is in conformity with valid and subsisting certificates of occupancy issued therefor;

      (ii)neither the whole nor any portion of the Real Property is in the process of being condemned, requisitioned or otherwise taken by any Authority, and no such condemnation, requisition or taking is threatened;

      (iii)the Real Property complies in all material respects with all building, fire, zoning and other ordinances and regulations of all Authorities applicable thereto; and the Seller has not received any written notice (and is unaware of having received any verbal notice) of any alleged violation of any of the foregoing;

      (iv)the use, occupancy and operation of the Real Property as currently used, occupied and operated by the Seller in connection with the Business of the Division does not constitute a materially nonconforming use under any applicable law, regulation or ordinance;

      (v)the Seller has a valid leasehold interest in the Parker Facility lease free and clear of Encumbrances, other than Permitted
    Encumbrances; and

      (vi)the Parker Facility, including the roof and structural elements thereof and the systems and facilities included therein, are in reasonable operating condition and repair.

    (D)The Seller is the sole and exclusive owner of and has good and valid title to all of the Assets free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 3.7(D) hereto.

    (E)The Assets, together with the performance by the Seller of its obligations under the Transaction Documents, are sufficient to enable the Buyer (i) to conduct the Business, in all material respects, as it was conducted by the Division prior to the Closing (the parties recognizing that changes in the conduct of the Business may result from differences in personnel arising from, for example, the fact that certain employees of the Seller may not become employees of the Buyer), subject to the Seller's rights and obligations under the Chiron Collaboration Agreement, and (ii) to achieve the levels of financial performance contemplated by the Plan A Projections; provided, however, that nothing herein shall be construed to constitute a guarantee of performance by the Seller of the financial performance by the Buyer of the Plan A Projections. There are no rights or assets retained by the Seller and/or its Affiliates that would prevent the Buyer from conducting the Business, in all material respects, as it was conducted prior to the Closing, subject to (i) any rights retained with respect to the Seller's performance of its obligations under the Chiron Collaboration Agreement, (ii) rights relating to the products or components to be manufactured or supplied by the Seller under the Hardware and Disposables Supply Agreement and (iii) the rights under the Primary Licenses.

  3.8 Intellectual Property.

    (A)Schedule 3.8(A) contains a list and description of all Patents and Trademarks currently owned by or licensed to the Seller in connection with the Division (separately identifying those which are owned and those which are licensed and, if not owned by the Seller, identifying the owner thereof, if any).

    (B)Schedule 3.8(B) contains a list and description of all material Copyrights (registered or unregistered) licensed to the Seller in connection with the Division (identifying the owner thereof and the related work).

    (C)Schedule 3.8(C) contains a list of (i) all applications for registration of any Intellectual Property (other than Patents) owned by or licensed to the Seller in connection with the Division (other than applications relating to Supplied Products or products acquired by the Buyer from third parties) as well as a list of all existing registrations of any such Intellectual Property (in either case, identifying the Intellectual Property, the application or registration number and the jurisdiction thereof) and (ii) pending applications for any Patents relating to Intellectual Property used in connection with the Division (other than applications relating to Supplied Products or products acquired by the Buyer from third parties) where the Seller is listed as the owner or is the licensee of any of the underlying technology (identifying the subject matter of the application, the relevant application number, the jurisdiction thereof and the owner thereof). True and correct copies of all such applications and registrations have been provided to the Buyer.

    (D)Except as set forth on Schedule 3.8(D), such Schedule contains a list of all material documents relating to product clearances for Patent infringement performed by or on behalf of the Seller with respect to (i) all Isolex(R) and Maxsep(R) Products and (ii) all other Manufactured Products. The Seller has delivered to the Buyer true and correct copies of all such documents.

    (E)Schedule 3.8(E) contains a list and description (showing in each case the parties thereto and, in the event the same has not been reduced to writing, the material terms thereof) of all material agreements and licenses to which the Seller is a party or by which it is bound which entitle the Seller or a third party to use, or restrict the Seller's or a third-party's use of, (i) any Copyrights, Patents, Trademarks or Information owned by, licensed to, or used by, the Seller in connection with the Division or (ii) any Customized Software.

    (F)Schedule 3.8(F) contains a list and description, showing in each case the owner or licensor, of all Customized Software.

    (G)Except as disclosed in Schedule 3.8(G): (i) to the knowledge of the Seller, all Patents, and all Copyright and Trademark registrations, owned by the Seller in connection with Manufactured Products are valid and in full force and effect, and (ii) the Seller has not received written notice (and is unaware of having received any verbal notice) of any outstanding challenges, by any third party, either to any such Patents or registrations or to any of the applications described in Section 3.8(C).

    (H)Except as disclosed in Schedule 3.8(H), the Seller is not aware that there now exists any use, by a third party, of any Intellectual Property which violates any material Intellectual Property Right of the Seller (in connection with Manufactured Products).

    (I)Except as set forth in Schedule 3.8(I), (i) to the Seller's knowledge, no infringement of any material Intellectual Property Right of any other person or entity has occurred or results in any way from the current operations of the Division or the Business, and (ii) no claim of any infringement by the Seller (in connection with the Division or the Business) of any material Intellectual Property Right of any other person or entity has been made, asserted or threatened in writing (and the Seller is unaware of any verbal such claims) against and to the Seller.

    (J)Except as set forth on Schedule 3.8(J), there is no existing material breach, by the Seller, of any material agreement by which the Seller has granted or received a license or sublicense of an Intellectual Property Right, including, but not limited to, the Primary Licenses ("Material Intellectual Property Agreements") by the Seller. To the Seller's knowledge, and subject to the foregoing, each of the Material Intellectual Property Agreements is valid, enforceable and in full force and effect, except to the extent the enforceability thereof may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity. To the Sellers' knowledge, except as set forth in Schedule 3.8(J), no material default, by any party other than the Seller, exists under any of the Material Intellectual Property Agreements and no event has occurred which, with the lapse of time or the giving of notice or both is reasonably likely to constitute a material breach of any such agreement by the Seller or give rise to a right on the part of any of the other parties thereto to terminate such agreement or to deprive the Seller of any material right, or accelerate any of its material obligations, thereunder.

    (K)Except as disclosed in Schedule 3.8(K): (i) the Owned Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) the Owned Software is eligible for protection and registration under applicable copyright law and, to the knowledge of the Seller, has not been forfeited to the public domain; (iii) the Seller has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (iv) the Seller has all right, title and interest in and to the Owned Software; (v) the Seller has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or persons or entities other than persons who are (or were at the time) employees of the Seller; and (vi) any Owned Software includes the source code, object code and system documentation, used for the development, maintenance, implementation and use thereof.

    (L)Except as disclosed in Schedule 3.8(L), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Seller or any predecessor in interest thereto either: (x) is a party to a valid written agreement under which the Seller is deemed to be the original owner/author of all property rights therein; or (y) has executed, or is obligated pursuant to an existing agreement to execute, a valid agreement assigning to the Seller (or such predecessor in interest, as applicable) all right, title and interest in such material; provided, however, that this Section 3.8(L) shall not apply to any copyrightable, patentable or trade secret material which, whether considered individually or in the aggregate, is not material to the operation of the Business.

    (M)Subject to Section 1.2(G) hereof, with respect to all representations in this Section 3.8 which are made to the Seller's "knowledge" or which involve the Seller's "awareness" of any facts or circumstances, the Seller represents and warrants that it has performed a reasonable due diligence review with respect to the subject matter thereof.

  3.9 Environmental Matters.

    (A)Schedule 3.9 lists all written notices (and all verbal notices of which the Seller is aware) received by the Seller of violations of Environmental Laws or environmental claims from environmental Authorities since January 1, 1992 (in each case, only to the extent that they relate(d) to the Parker Facility). The Seller has delivered to the Buyer true and correct copies of all such notices, claims and reports, as well as all reports of the Seller filed with such Authorities since such date which relate to the Division.

    (B)Except as set forth in Schedule 3.9, with respect only to the Parker Facility, to the knowledge of the Seller, (i) there has been no release or discharge by the Seller (or any other Person) of any Contaminant in or on the Parker Facility (or the land upon which it is situated) and (ii) there otherwise exist no Contaminants on or in any such real property, in any material quantity, which, in either case, would (a) constitute or have constituted a material violation of any Environmental Law, or (b) give rise to an obligation on the part of the Seller, its assigns or successors in interest to effect any environmental cleanup or remediation.

  3.10 Contracts and Commitments.

    (A)Except as set forth on Schedule 3.10(A), the Seller is not, solely in connection with the Division, a party to any written or oral:

      (i)cooperative research and development agreement, supply agreement, research agreement, research funding agreement, clinical trial agreement, cell processing laboratory agreement, investigator agreement, development agreement, consulting agreement, incoming material transfer agreement, or outgoing material transfer agreement;

      (ii)lease of real property, or commitment, contract or agreement for the purchase or sale of real property;

      (iii)royalty, distribution, agency or license agreement (license agreements shall include, but not be limited to, any agreement pursuant to which the Seller or any third party is licensed, or otherwise afforded the right, to use, sell, reproduce or exploit any Intellectual Property);

      (iv)agreement of employment with any officer, employee, director, professional person, or independent contractor (including consultants) which is not terminable, at the discretion of the Seller, without payment or other penalty, on 30 (or fewer) days' notice from the Seller;

      (v)agreement (including a collective bargaining agreement) with any labor union or other representative of employees;

      (vi)agreement guaranteeing the payment or performance of the obligations of others;

      (vii)lease of any personal property under which aggregate payments exceed $15,000 per year;

      (viii) agreement not made in the ordinary course of business involving a sum in excess of $15,000;

      (ix)agreement (except leases of personal property) for the purchase or sale of products or other personal property, or the provision or purchase of services, involving a sum in excess of $15,000;

      (x)partnership or joint venture agreement;

      (xi)security, pledge or escrow agreement or any other agreement creating or providing for the creation of any Encumbrance;

      (xii) agreement restricting in any way the ability of the Seller to engage in any enterprise;

      (xiii) agreement (other than agreements of employment with an officer, employee, director, professional person or independent contractor) restricting in any way the ability of a third party to engage in any enterprise;

      (xiv) agreement obligating the Seller to pay any commission, finder's fee or other such contingent remuneration;

      (xv)agreement under which the Seller is obligated to provide or expend services, property or cash with a fair market value in excess of $15,000; or

      (xvi) agreement, not otherwise required to be disclosed on Schedule 3.10(A) pursuant to the above provisions of this Section 3.10(A), which constitutes an Included Agreement.

    (B)True and correct copies of those agreements which are required to be disclosed on Schedule 3.10(A) and which have been reduced to writing have been delivered to the Buyer, and Schedule 3.10(B) contains a true and correct description of all material terms of those of such agreements which have not been reduced to writing.

    (C)Except as set forth on Schedule 3.10(C), there is no existing material breach of any Included Agreement, or any Primary License, by the Seller. To the Seller's knowledge, and subject to the foregoing, each of the Included Agreements, and each Primary License, is valid, enforceable and in full force and effect, except to the extent the enforceability thereof may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity, and no event has occurred which, with the lapse of time or the giving of notice or both is reasonably likely to constitute a material breach of any such agreement by the Seller or give rise to a right on the part of any of the other parties thereto to terminate such agreement or to deprive the Seller of any material right, or accelerate any of its material obligations, thereunder.

    (D)Except as set forth on Schedule 3.10(D), to the knowledge of the Seller, there is no existing material breach of any Included Agreement, or any Primary License, by any party (other than the Seller) thereto, and no event has occurred which, with the lapse of time or the giving of notice or both, is reasonably likely to constitute a material breach thereof by such other party or give rise to a right on the part of the Seller to terminate such agreement or to deprive the other party of any right, or accelerate any obligation of such party, thereunder.

    (E)Except as set forth on Schedule 3.10(E), to the knowledge of the Seller, there are no circumstances which, if true, create a reasonable probability that the Seller will not, or will be unable to, fulfill any of its material obligations, under any material Included Agreement or any Primary License.

    (F)The Seller (or the relevant Affiliate, in the case of insurance held by an Affiliate) has not, during the current term of any insurance policy which provides coverage with respect to persons, properties or operations of the Division, received any notice canceling or threatening to cancel or refusing to renew, based (to the knowledge of the Seller) on reasons relating directly to the Business or the Division, any such policy, and no policy insuring any such persons, properties or operations has, based (to the knowledge of the Seller) on reasons relating directly to the Business or the Division, been canceled by the insurer within the last twelve months.

  3.11 Labor Relations.

    The Seller employs 88 employees in the Division in the United States, none of whom is subject to union or collective bargaining agreements by which the Seller is bound or subject. The name of each such employee is listed on Schedule 3.11. The Seller has not at any time during the last five years, had, nor is there now to the knowledge of the Seller threatened, a strike, picket, work stoppage, work slowdown, union organizing activity or other labor trouble that has had or would be reasonably likely to have a Material Adverse Effect on the Division. The Seller is not aware of any pending or threatened union activity, strike, picketing, work stoppage, work slowdown or other labor trouble with respect to the employees of any of the providers of goods and services listed on
  Schedule 3.15 which would be reasonably likely to have a Material Adverse Effect on the Division.

  3.12 Legal Proceedings.

    (A)Except as set forth on Schedule 3.12(A) attached hereto, there are no Actions pending, or to the knowledge of the Seller, threatened against or affecting the Seller, which relate to the Division or to any Assets used in connection with the Division; and the Seller is not in default with respect to any Order which has been issued against the Seller in connection with the operations of the Division. Except as set forth on Schedule 3.12(A), there are no Orders issued against the Seller which relate to the operations of the Division. True and correct copies of the pleadings (or, if there are no pleadings, then all material documents (including correspondence) setting forth the nature of the Action) relating to all Actions required to be disclosed on Schedule 3.12(A) (other than workers compensation claims and the CellPro and Saxholm Litigations) have been delivered to the Buyer.

    (B)Except as set forth on Schedule 3.12(B), there are no Actions in which the Seller, in connection with the operations of the Division, is either a plaintiff or, if not a formal proceeding, an aggrieved party or claimant. True and correct copies of the pleadings (or, if there are no pleadings, then all material documents (including correspondence) setting forth the nature of the Action) relating to all such Actions have been delivered to the Buyer.

  3.13 Compliance with Law.

    (A)Except as set forth in Schedule 3.13(A), in connection with the operations of the Division, (i) the Seller has complied in all material respects with, and (ii) the Seller, and all of its properties, are in compliance in all material respects with, all material laws, orders, rules, and regulations of each Authority having jurisdiction over the Division or its operations or properties.

    (B)Schedule 3.13(B) attached hereto sets forth a true and complete list and description of every License required of the Seller for the operations of the Division conducted at the Parker Facility.

    (C)Schedule 3.13(C) sets forth a true and correct list, with respect only to the Parker Facility, for the period since January 1, 1992, of (i) all investigations and inspections, performed by the Seller or by any third party (including any Authority and any third party commissioned by or on behalf of the Seller), designed to evaluate the conformity of any physical plant occupied by the Seller in connection with the operations of the Parker Facility or any personal property contained, or any process or activities taking place, therein with any Federal, state or local law, regulation or ordinance relating to the environment or human health or safety (including OSHA), (ii) any written reports created, commissioned or received by or on behalf of the Seller arising out of any such investigation or inspection ("Health and Safety Reports"), and (iii) any notices received by the Seller (but only in relation to property, plant or equipment occupied or used by, or activities engaged in, by the Seller at the Parker Facility) relating to alleged violations of any such laws, regulations or ordinances (other than Environmental Laws) ("Violation Notices"). The Seller has delivered to the Buyer true and correct copies of all such Health and Safety Reports and Violation Notices.

  3.14 Absence of Certain Changes since Balance Sheet Date.

    Except as set forth on Schedule 3.14 hereto, since June 30, 1997, the Seller has not suffered, done or agreed to do (orally or in writing) any of the following in respect of or relating to the Division or the Business:

    (A)mortgage, pledge or subject any of the Assets to any Encumbrance, other than Permitted Encumbrances;

    (B)sell, transfer or otherwise dispose of any assets or property included in the Assets, except in connection with (i) the sale of inventory in the ordinary course of business or (ii) the sale or other disposal of assets no longer needed for the operation of the Division in the ordinary course of business;

    (C)waive, release or compromise any material claims or rights of the Seller relating to the operation of the Division (other than claims or rights relating to the CellPro and Saxholm Litigations);

    (D)except in the ordinary course of business, increase the compensation (including severance and termination pay) payable to any employees of the Division; or enter into any agreement with any employee of the Division providing for a salary in excess of $50,000 per year;

    (E)enter into any material transaction or agreement other than in the ordinary course of business;

    (F)enter into or amend any contract or other agreement, which constitutes or shall constitute part of the Included Agreements, pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

    (G)suffer or incur any damage, construction delay or halt, breach of contract, destruction or loss materially adversely affecting the assets, properties, business, operations or financial condition of the Division;

    (H)(i) materially change any of its business policies or practices relating solely to the Division, including, without limitation, those relating to advertising, marketing, pricing, purchasing, personnel, budget, job acquisition or bidding, the collection of accounts receivable or the payment of accounts payable, or (ii) make any material change in the types, nature, composition or quality of the products of the Division.

    (I)(i) terminate or fail to renew or (ii) receive any statement indicating that the other party was considering, was desirous of or threatened to, terminate or fail to renew, any Included Agreement that is or was material to the assets, properties, business operations or financial condition of the Division; or

    (J)suffer or have any adverse change in the business, results of operations, assets or financial condition of the Division, other than those changes that are in the ordinary course of business, none of which (individually or in the aggregate) would have, or constitute, a Material Adverse Effect on the Division.

  3.15 Suppliers.

    Schedule 3.15 attached hereto sets forth, as to the Division, the ten largest suppliers (including other divisions of the Seller) of goods and/or services to it, in each case with respect to each of the fiscal year ended December 31, 1996 and the six months ended June 30, 1997. Except as set forth on Schedule 3.15, no such supplier (excluding for these purposes other divisions of the Seller) listed on Schedule 3.15 (i) has canceled or otherwise terminated or provided written (or, to the knowledge of the Seller, verbal) notice to the Seller indicating that it was considering, was desirous of or was threatening to cancel or otherwise terminate, or to decrease or limit, its relationship with, the Division, (ii) has, during the last 12 months, decreased materially the sale of its services, supplies or materials to the Division or, (iii) has provided written (or, to the knowledge of the Seller, verbal) notice to the Seller that (a) he or it will not, or is likely to not, do business with the Buyer, subsequent to the Closing Date, on substantially the same terms as he or it has traditionally done business with the Division or (b) he or it is considering altering, in any material respect, or has decided to alter, in any material respect, the terms under which he or it has traditionally done business with the Division.

  3.16 Compensation.

    Section 2 of the Execution Schedule sets forth a true and correct list of the (a) names, (b) positions and (c) compensation arrangements (including annualized salary, bonus and commission arrangements), monetary or otherwise, of all current employees of the Division who, during the year ended December 31, 1996 or during the period from January 1, 1997 through June 30, 1997, earned annual (or, in the case of the June 30 period, annualized) compensation of at least $50,000. Except as set forth on
  Schedule 3.16, no such employee has provided written (or, to the Seller's knowledge, verbal) notice to the Seller with regard to either cancellation or other termination of his or her relationship with the Seller.

  3.17 Affiliated Transactions.

    Schedule 3.17 sets forth a list of all Affiliated Transactions between or among the Seller and any one or more of its Affiliates since January 1, 1996.

  3.18 Books and Records.

    The books and records of the Seller included in the Assets accurately reflect all material Assets, and all material liabilities and transactions of the Seller relating to the Division.

  3.19 Brokers.

    Other than The Craves Group and Lehman Brothers, no broker, finder or other such Person or entity is entitled to receive a finder's or broker's fee or commission with respect to the transactions contemplated hereby based on arrangements made by or on behalf of the Seller.

  3.20 Benefits Received.

    The Seller has not:

    (A)received any payment or other consideration for any products or services that the Buyer will be obligated hereunder to deliver; or

    (B)received any payment or other benefit for or with respect to any other obligation that the Buyer will be obligated hereunder to perform.

  3.21 Inventory.

    (A)All finished goods inventory relating to the Division is owned either by the Seller or by one of the following entities: Allegiance Healthcare, Inc., a Delaware corporation, Baxter Export corporation, a Nevada corporation, Baxter, S.A., a Belgian corporation, BDG, Baxter Medical AB, a Swedish corporation, Baxter Healthcare, S.A., a Panamanian corporation, Baxter A/S, a Danish corporation, Baxter A.G., a Swiss corporation, Baxter Oy, a Finnish corporation, Baxter GES, m.b.H., a German corporation, Baxter S.p.A., an Italian corporation, Baxter Travenol N.V., a Belgian corporation, Baxter Healthcare Ltd., a United Kingdom corporation, Baxter B.V., a Netherlands corporation, Baxter S.A., a French corporation, Baxter Limited, a Japanese corporation, Baxter Healthcare Pty, Ltd., an Australian corporation and Baxter Healthcare Ltd., a Taiwanese corporation (each of the foregoing entities being referred to as an "Inventory Entity").

    (B)The finished goods inventory included in the Assets ("Included Inventory") was acquired in the ordinary course of business, in customary quantities.

    (C)All items of Included Inventory have been manufactured in accordance with the specifications, procedures, product drawings/blueprints and regulatory requirements applicable thereto and are free from defects in workmanship.

    (D)Attached hereto as Schedule 3.21(D) is a true and correct list showing, for each physical location where Included Inventory was held by the Seller or any Inventory Entity as of August 31, 1997, (i) the street address of such location and (ii) the aggregate book value of all Included Inventory held at such location as of such date.

  3.22 Experience.

    The Seller is experienced in evaluating companies such as the Buyer and VIMRx, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the Buyer and VIMRx, and has the ability to bear the economic risks of the investment.

  3.23 Investment.

    The Seller is acquiring the Acquired Securities and will acquire any Conversion Securities for investment for the Seller's own account and not with the view to, or for resale in connection with, and distribution thereof. The Seller understands that the Acquired Securities (and any Conversion Securities) have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Acquired Securities (or any Conversion Securities). The Seller understands and acknowledges that the offering and issuance of the Acquired Securities pursuant to this Agreement, and any issuance of Conversion Securities will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act based on, among other things, the bona fide nature of the investment intent as expressed herein.

  3.24 Rule 144.

    The Seller acknowledges that the Acquired Securities (and any Conversion Securities) must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of certain securities purchased in a private placement subject to the satisfaction of certain conditions. In connection therewith, the Seller acknowledges that the Buyer and VIMRx will make a notation on their stock books regarding the restrictions on transfers set forth in this Section 3.24 and will transfer securities on their books only to the extent not inconsistent therewith and with the Stockholders' Agreement. The Seller acknowledges that all shares representing Acquired Securities (and any Conversion Securities) will bear appropriate restrictive legends reflecting the transfer restrictions reflected in this Section 3.24 as well as in the Stockholders' Agreement.

  3.25 No Public Market.

    The Seller understands that no public market now exists for the securities of the Buyer or for the VIMRx Preferred Stock; that it is not expected that a public market will ever exist for the VIMRx Preferred Stock, and that it is uncertain whether a public market will ever exist for the Buyer Common Stock.

  3.26 Access to Data.

    For purposes of satisfying the applicable requirements for the exemptions from registration relating to the issuance of the Acquired Securities, the Seller acknowledges that it has received and reviewed information about VIMRx and the Buyer and has had an opportunity to discuss VIMRx's and the Buyer's business, management and financial affairs with its management and to review their facilities.

  3.27 Full Disclosure.

    Without limiting any of the foregoing, no representation or warranty by the Seller herein and no other statement or certificate furnished by or on behalf of the Seller to the Buyer or its Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Seller that has not been disclosed in this Agreement which (i) has had, or would reasonably be expected to have, a Material Adverse Effect on the Division or the Business or (ii) which would reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations under this Agreement.

  3.28 Proxy-Related Information.

    None of the information provided in writing by the Seller or its Representatives to VIMRx for inclusion in the Proxy Statement, pursuant to
  Section 6.1(A)(x), shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

4.Representations and Warranties of the Buyer.

  The Buyer represents and warrants to the Seller, as of the end of the Disclosure Period and as of the Closing Date, as follows:

  4.1 Good Standing.

    The Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the Certificate of Incorporation and By-Laws of the Buyer have been provided to the Seller.

  4.2 Authority.

    The Buyer possesses full right, corporate power and legal authority to execute and deliver this Agreement and the Transaction Documents to which the Buyer is a party and to perform each of the agreements and make each of the representations and warranties on its part to be performed and made hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Buyer is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed by the Buyer and constitutes, and the Transaction Documents (upon and subject to their execution and delivery by all parties thereto) shall constitute, the legal, valid and binding obligation of the Buyer enforceable against it in accordance with their terms subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement and the Transaction Documents to which the Buyer is a party and the performance by it of all of the transactions contemplated herein and therein do not and shall not (with or without the giving of notice or the passage of time or both) (A) violate or conflict with the Certificate of Incorporation or By-laws of the Buyer, or (B) (1) violate or conflict with any law, rule, ruling, determination, ordinance or regulation of any Authority or any condition or provision of, (2) result in the creation or imposition of any Encumbrance upon any of the property or assets of the Buyer pursuant to, (3) accelerate or create, or permit the acceleration or creation of, any liability or obligation of the Buyer under, or (4) cause a termination under or give rise to a right of termination under, the terms of any contract, mortgage, lien, lease, agreement, indenture, trust, instrument, order, judgment or decree to which the Buyer is a party or which is binding upon the Buyer; provided, however, that the existence of any such violations, conflicts, encumbrances, accelerations, creations, terminations or rights of termination shall not be deemed to be a breach of this Section 4.2 unless, individually or in the aggregate, they would have a Material Adverse Effect on the Buyer.

  4.3 Consents and Approvals.

    Except at set forth on Schedule 4.3, no other action or consent, whether corporate or otherwise, including action or consent by any Authority, is necessary in connection with the execution, delivery, validity or enforceability of this Agreement or the Transaction Documents with respect to the Buyer or the consummation by it of the transactions contemplated hereby and thereby.

  4.4 Capitalization.

    The authorized capital stock of the Buyer consists, or will consist prior to the Closing, of ten thousand (10,000) shares of Buyer Common Stock, of which no shares are issued and outstanding on the date of this Agreement. Upon issuance, all shares of Buyer Common Stock issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, (i) the Warrant shall be outstanding, which shall permit the Seller to purchase an aggregate of
  6.383 shares of Buyer Common Stock and (ii) the Buyer Convertible Debentures shall be outstanding, under the terms of which the Seller and VIMRx shall be permitted to convert such debt into shares of Buyer Common Stock. Except as set forth in this Agreement or as a result of the exercise of options to purchase shares reserved for issuance under the Buyer's employee stock option plan described in Section 7.2(D) hereof, there are no outstanding securities of the Buyer. As of the Closing Date, and excluding any shares of Buyer Common Stock reserved for issuance under the Buyer's employee stock option plan, or pursuant to the terms of the Warrant and the Buyer Convertible Debentures, VIMRx will own 80.5% and the Seller will own 19.5% of the issued and outstanding shares of Buyer Common Stock. There are no outstanding obligations of the Buyer to repurchase, redeem or otherwise acquire any securities of the Buyer, other than the Buyer's obligation to convert the Buyer Convertible Debentures into shares of Buyer Common Stock.

  4.5 Valid Issuance of Common Stock.

    The Shares of Buyer Common Stock that are being acquired by the Seller hereunder, when authorized, issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized and issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders' Agreement and the other Transaction Documents and under applicable state and Federal securities laws. The Buyer Common Stock issuable upon exercise of the Warrant has been duly authorized and validly reserved for issuance and, upon issuance upon such exercise in accordance with the terms of the Warrant, will be duly and validly authorized and issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders' Agreement and the other Transaction Documents and under applicable state and Federal securities laws.

  4.6 Brokers.

    Other than Lazard Freres & Co., L.L.C., no broker, finder or other such Person or entity is entitled to receive a finder's or broker's fee or commission with respect to, the transactions contemplated hereby based on arrangements made by or on behalf of the Buyer.

  4.7 No Prior Activities.

    Since the date of its incorporation, the Buyer has not engaged in any activities other than in connection with or as contemplated by this Agreement.

  4.8 Full Disclosure.

    Without limiting any of the foregoing, no representation or warranty by the Buyer herein and no other statement or certificate furnished by or on behalf of the Buyer to the Seller or its Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Buyer that has not been disclosed in this Agreement which (i) has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer or (ii) which would reasonably be expected to materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

5.Representations and Warranties of VIMRx.

  VIMRx represents and warrants to the Seller, as of the end of the Disclosure Period and as of the Closing Date, as follows:

  5.1 Good Standing.

    (A)VIMRx is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the Certificate of Incorporation and By-Laws of VIMRx have been provided to the Seller.

    (B)Innovir is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the Certificate of Incorporation and By-Laws of Innovir have been provided to the Seller.

    (C)VIMRx Holdings is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the Certificate of Incorporation and By-Laws of VIMRx Holdings have been provided to the Seller.

    (D)Innovir UK is a private limited company organized, validly existing and in good standing under the laws of England, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the Memorandum and Articles of Association of Innovir UK have been provided to the Seller.

    (E)VPI Germany is a Gesellschaft mit beschrankter Halftung organized, validly existing and in good standing under the laws of the Federal Republic of Germany, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the initial Gesellschaftsvertrag, of VPI Germany have been provided to the Seller.

    (F)VGI is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the Certificate of Incorporation and By-Laws of VGI have been provided to the Seller.

    (G)Ribonetics is a Gesellschaft mit beschrankter Halftung organized, validly existing and in good standing under the laws of the Federal Republic of Germany, with all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as the same is now being conducted. True, accurate and complete copies of the initial Gesellschaftsvertrag of Ribonetics have been provided to the Seller.

  5.2 Authority.

    VIMRx possesses full right, corporate power and legal authority to execute and deliver this Agreement and the Transaction Documents to which VIMRx is a party and to perform each of the agreements and make each of the representations and warranties on its part to be performed and made hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which VIMRx is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of VIMRx. Upon and subject to the approval and adoption of this Agreement and the transactions contemplated hereby by the requisite vote of VIMRx's stockholders in accordance with applicable Delaware General Corporation Laws, the execution and delivery of this Agreement and the Transaction Documents and the consummation by VIMRx of the transactions contemplated by this Agreement and the Transaction Documents (including the issuance of VIMRx Common Stock to the Seller as part of the consideration paid to the Seller pursuant to this Agreement) shall have been approved by all necessary corporate action on the part of VIMRx. This Agreement has been duly and validly executed by VIMRx and constitutes, and the Transaction Documents (upon and subject to their execution and delivery by all parties thereto) shall constitute, the legal, valid and binding obligation of VIMRx enforceable against it in accordance with their terms subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought. Except as set forth on Schedule 5.2, the execution and delivery of this Agreement and the Transaction Documents to which VIMRx is a party and the performance by it of all of the transactions contemplated herein and therein do not and shall not (with or without the giving of notice or the passage of time or both) (A) violate or conflict with the Certificate of Incorporation or By-laws of VIMRx or any Controlled Subsidiary, or (B) (1) violate or conflict with any law, rule, ruling, determination, ordinance or regulation of any Authority or any condition or provision of, (2) result in the creation or imposition of any Encumbrance upon any of the property or assets of VIMRx or any Controlled Subsidiary pursuant to, (3) accelerate or create, or permit the acceleration or creation of, any liability or obligation of VIMRx or any Controlled Subsidiary under, or (4) cause a termination under or give rise to a right of termination under, the terms of any contract, mortgage, lien, lease, agreement, indenture, trust, instrument, order, judgment or decree to which VIMRx or any Controlled Subsidiary is a party or which is binding upon VIMRx or any Controlled Subsidiary; provided, however, that the existence of any such violations, conflicts, encumbrances, accelerations, creations, terminations or rights of termination shall not be deemed to be a breach of this Section 5.2 unless, individually or in the aggregate, they would have a Material Adverse Effect on VIMRx.

  5.3 Consents and Approvals.

    Except at set forth on Schedule 5.3, no other action, consent, filing or approval, whether corporate or otherwise, including action or consent by any Authority, is necessary in connection with the execution, delivery, validity or enforceability of this Agreement or the other Transaction Documents with respect to VIMRx or the consummation by it of the transactions contemplated hereby and thereby.

  5.4 Capitalization.

    (A)The authorized capital stock of VIMRx consists, or will consist on or prior to the Closing, of:

      (i)Common Stock. 120,000,000 shares of VIMRx Common Stock, of which 55,358,676 shares are issued and outstanding on the date of this Agreement.

      (ii)Preferred Stock. One Million (1,000,000) shares of blank check preferred stock, $.001 par value (none of which are issued or outstanding on the date hereof) of which 100,000 shares shall be VIMRx Preferred Stock.

  All issued and outstanding shares of VIMRx Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, options, calls and other rights to purchase an aggregate 10,396,506 shares of VIMRx Common Stock are outstanding and the weighted average exercise price of such options, calls and commitments is $1.48 per share of VIMRx Common Stock. Except as set forth in this Agreement or in
  Schedule 5.4(A), and except as a result of the exercise of the options, calls and commitments outstanding on this date, there are no outstanding securities of VIMRx. There are no outstanding obligations of VIMRx or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of VIMRx, other than VIMRx's obligation to repurchase options under, and in accordance with the express terms of, the employment agreements set forth on Schedule 5.4(A) (accurate and complete copies of which have previously been delivered to the Seller).

    (B)The authorized capital stock of Innovir consists of:

      (i)Common Stock. 70,000,000 shares of Innovir Common Stock, of which 29,750,529 shares are issued and outstanding on the date of this Agreement.

      (ii)Preferred Stock. 15,000,000 shares of Innovir Preferred Stock, of which 280,000 shares of Class B Preferred Shares are issued and outstanding on the date of this Agreement.

  All issued and outstanding shares of Innovir Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, options, calls and other rights to purchase an aggregate 10,008,487 shares of Innovir Common Stock are outstanding and the weighted average exercise price of such options, calls and commitments is $3.87 per share of Innovir Common Stock. Except as set forth in this Agreement or in
  Schedule 5.4(B), and except as a result of the exercise of the options, calls and commitments outstanding on this date, there are no outstanding securities of Innovir. Except as set forth on Schedule 5.4(B), there are no outstanding obligations of Innovir to repurchase, redeem or otherwise acquire any securities of Innovir.

    (C)The authorized capital stock of VIMRx Holdings consists of:

      (i)Common Stock. 120,000 shares of VIMRx Holdings Common Stock, of which 12,000 shares are issued and outstanding on the date of this Agreement.

    All issued and outstanding shares of VIMRx Holdings Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, there are no options, calls or other rights to purchase any shares of VIMRx Holdings Common Stock. Except as set forth in this Agreement or in Schedule 5.4(C), there are no outstanding securities of VIMRx Holdings. Except as set forth on Schedule 5.4(C), there are no outstanding obligations of VIMRx Holdings to repurchase, redeem or otherwise acquire any securities of VIMRx Holdings.

    (D)The authorized capital stock of Innovir UK consists of:

      (i)Common Stock. 1,000 Ordinary Shares of which 1,000 shares are issued and outstanding on the date of this Agreement.

    All issued and outstanding Innovir UK Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Agreement or in Schedule 5.4(D), there are no outstanding securities of Innovir UK. Except as set forth on Schedule 5.4(D), there are no outstanding obligations of Innovir UK to repurchase, redeem or otherwise acquire any securities of Innovir UK.

    (E)Innovir Germany is authorized to issue an unlimited amount of share capital. The issued share capital of Innovir Germany is DM 50,000 all of which is issued to VIMRx Holdings. There are no other equity interests authorized, issued or outstanding in Innovir Germany.

    (F)The authorized capital stock of VGI consists of:

      (i)Common Stock. 5,000 shares of VGI Common Stock, of which 1,000 shares are issued and outstanding on the date of this Agreement.

  All issued and outstanding shares of VGI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Agreement or in Schedule 5.4(F), there are no outstanding securities of VGI. Except as set forth on Schedule 5.4(F), there are no outstanding obligations of VGI to repurchase, redeem or otherwise acquire any securities of VGI.

    (G)Ribonetics is authorized to issue an unlimited amount of share capital. The issued share capital of Ribonetics is DM 50,000 all of which is issued to VIMRx Holdings. There are no other equity interests authorized, issued or outstanding in Ribonetics.

  5.5 Valid Issuance of Preferred and Common Stock.

    The shares of VIMRx Preferred Stock and VIMRx Common Stock that are being acquired by the Seller hereunder, when authorized, issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the other Transaction Documents and under applicable state and federal securities laws. The VIMRx Common Stock issuable upon conversion of the VIMRx Preferred Stock acquired under this Agreement has been duly authorized and validly reserved for issuance and, upon issuance upon such conversion in accordance with the terms of the Certificate of Incorporation of VIMRx, will be duly and validly authorized and issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the other Transaction Documents and under applicable state and Federal securities laws.

  5.6 Brokers.

    Other than Lazard Freres & Co., L.L.C., no broker, finder or other such Person or entity is entitled to receive a finder's or broker's fee or commission with respect to, the transactions contemplated hereby based on arrangements made by or on behalf of VIMRx.

  5.7 Financial Statements.

    (A)Except as set forth on Schedule 5.7(A), VIMRx and Innovir have filed all SEC Reports, if any, required to be filed by them with the SEC since January 1, 1995 and December 23, 1996, respectively, each of which has complied as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order the make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of VIMRx included in its SEC Reports have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and present fairly, in all material respects, the consolidated financial position of VIMRx as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    (B)Except (i) as disclosed or recorded in the unaudited consolidated balance sheet of VIMRx at June 30, 1997 (including any notes or schedules thereto), (ii) as set forth on the Schedules to this Agreement and (iii) for liabilities incurred in the ordinary course of business, since June 30, 1997, which would not have a Material Adverse Effect on VIMRx or any Controlled Subsidiary, VIMRx and the Controlled Subsidiaries have no material liabilities of any nature (whether arising out of contract, tort, statute or otherwise and whether direct or indirect, accrued, matured, asserted or unasserted, absolute contingent or otherwise).

  5.8 Absence of Certain Changes.

    Since June 30, 1997, except as specifically disclosed in the SEC Reports filed by VIMRx on or prior to the date of this Agreement or as set forth on
  Schedule 5.8, and except for this Agreement and the Transaction Documents, neither VIMRx nor Innovir has entered into any material transaction, or, in any material respect, conducted its business or operations other than in the ordinary course of business consistent with past practice. Since June 30, 1997, neither VIMRx nor Innovir has suffered or had any adverse change in its business, results of operations, assets or financial condition, other than those changes that are in the ordinary course of business, none of which (individually or in the aggregate) would have, or constitute, a Material Adverse Effect on VIMRx or Innovir.

  5.9 Legal Proceedings.

    (A)Except as set forth on Schedule 5.9 attached hereto, there are no Actions pending, or to the knowledge of VIMRx, threatened against or affecting VIMRx or any Controlled Subsidiary; and neither VIMRx nor any Controlled Subsidiary is in default with respect to any Order which has been issued against it. Except as set forth on Schedule 5.9, there are no Orders issued against VIMRx or any Controlled Subsidiary. True and correct copies of the pleadings (or, if there are no pleadings, then all material documents (including correspondence) setting forth the nature of the Action) relating to all Actions required to be disclosed on Schedule 5.9 (other than worker compensation claims) have been delivered to the Seller.

    (B)Except as set forth on Schedule 5.9, there are no Actions in which VIMRx or a Controlled Subsidiary is either a plaintiff or, if not a formal proceeding, an aggrieved party or claimant. True and correct copies of the pleadings (or, if there are no pleadings, then all material documents (including correspondence) setting forth the nature of the Action) relating to all such Actions have been delivered to the Seller.

  5.10 Compliance with Law.

    Except as set forth on Schedule 5.10, VIMRx and each Controlled Subsidiary has complied in all material respects with, and each such entity and all of its properties are in compliance in all material respects with, all material laws, orders, rules, and regulations of each Authority having jurisdiction over such entity or its operations or properties.

  5.11 Contracts and Commitments.

    (A)Except as set forth on Schedule 5.11(A), there is no existing material breach of any contract or agreement to which VIMRx or any Controlled Subsidiary is a party by VIMRx or the relevant Controlled Subsidiary; to the knowledge of VIMRx, and subject to the foregoing, no event has occurred which, with the lapse of time or the giving of notice or both, is reasonably likely to constitute a material breach of any such agreement by VIMRx or the relevant Controlled Subsidiary or give rise to a right on the part of any of the other parties thereto to terminate such agreement or to deprive VIMRx or the relevant Controlled Subsidiary of any material right, or accelerate any of its material obligations, thereunder.

    (B)Except as set forth on Schedule 5.11(B), to the knowledge of VIMRx, there is no existing material breach of any contract or agreement to which VIMRx or any Controlled Subsidiary is a party by any party (other than VIMRx and the relevant Controlled Subsidiary) thereto and no event has occurred which, with the lapse of time or the giving of notice or both, is reasonably likely to constitute a material breach thereof by such other party or give rise to a right on the part of VIMRx or the relevant Controlled Subsidiary to terminate such agreement or to deprive the other party of any right, or accelerate any obligation of such party, thereunder.

    (C)Except as set forth on Schedule 5.11(C), to the knowledge of VIMRx, there are no circumstances which, if true, create a reasonable probability that VIMRx or any Controlled Subsidiary will not, or will be unable to, fulfill any of its material obligations, under any material agreement to which it is a party.

    (D)VIMRx (or the relevant Controlled Subsidiary, in the case of insurance held by a Controlled Subsidiary) has not, during the current term of any insurance policy which provides coverage with respect to persons, properties or operations of VIMRx or any Controlled Subsidiary, received any notice canceling or threatening to cancel or refusing to renew, based (to the knowledge of VIMRx) on reasons relating directly to the business if VIMRx or any Controlled Subsidiary, any such policy, and no policy insuring any such persons, properties or operations has, based (to the knowledge of VIMRx) on reasons relating directly to the business if VIMRx or any Controlled Subsidiary, been canceled by the insurer within the last twelve months.

  5.12 Intellectual Property.

    (A)Schedule 5.12(A) contains a list and description of all Patents and Trademarks currently owned by or licensed to VIMRx or any Controlled Subsidiary (separately identifying those which are owned and those which are licensed and, if not owned by such entity, identifying the owner thereof, if any).

    (B)Schedule 5.12(B) contains a list and description of all material Copyrights (registered or unregistered) licensed to VIMRx or any Controlled Subsidiary (identifying the owner thereof and the related work).

    (C)Schedule 5.12(C) contains a list of (i) all applications for registration of any Intellectual Property owned by or licensed to VIMRx or any Controlled Subsidiary as well as a list of all existing registrations of any such Intellectual Property (in either case, identifying the Intellectual Property, the application or registration number and the jurisdiction thereof) and (ii) pending applications for any Patents where VIMRx or any Controlled Subsidiary is listed as the owner or is the licensee of any of the underlying technology

  (identifying the subject matter of the application, the relevant application number, the jurisdiction thereof and the owner thereof). True and correct copies of all such applications and registrations have been provided to the Seller.

    (D)Schedule 5.12(D) contains a list of all material documents relating to product clearances relating to Patent infringement performed by or on behalf of VIMRx or any Controlled Subsidiary. VIMRx has delivered to the Seller true and correct copies of all such documents, if any.

    (E)Schedule 5.12(E) contains a list and description (showing in each case the parties thereto and, in the event the same has not been reduced to writing, the material terms thereof) of all material agreements and licenses to which VIMRx or any Controlled Subsidiary is a party or by which it is bound which entitle VIMRx or any Controlled Subsidiary or a third party to use, or restrict VIMRx's or any Controlled Subsidiary's or a third-party's use of, (i) any Copyrights, Patents, Trademarks or Information owned by, licensed to, or used by, VIMRx or any Controlled Subsidiary.

    (F)Except as disclosed in Schedule 5.12(F): (i) to the knowledge of VIMRx, all Patents, and all Copyright and Trademark registrations, owned by VIMRx or any Controlled Subsidiary are valid and in full force and effect, and (ii) VIMRx has not received written notice (and is unaware of having received any verbal notice) of any outstanding challenges, by any third party, either to any such Patents or registrations or to any of the applications described in Section 5.12(C).

    (G)Except as disclosed in Schedule 5.12(G), VIMRx is not aware that there now exists any use, by a third party, of any Intellectual Property which violates any material Intellectual Property Right of VIMRx or any Controlled Subsidiary.

    (H)Except as set forth in Schedule 5.12(H), (i) to VIMRx's knowledge, no infringement of any material Intellectual Property Right of any other person or entity has occurred or results in any way from the current operations of VIMRx or any Controlled Subsidiary, and (ii) no claim of any infringement by VIMRx or any Controlled Subsidiary of any material Intellectual Property Right of any other person or entity has been made, asserted or threatened in writing (and VIMRx is unaware of any verbal such claims) against and to VIMRx.

    (I)With respect to all representations in this Section 5.12 which are made to VIMRx's "knowledge" or which involve VIMRx's "awareness" of any facts or circumstances, VIMRx represents and warrants that it has performed a reasonable due diligence review with respect to the subject matter thereof.

  5.13 Environmental Matters.

    (A)Schedule 5.13(A) lists all written notices (and all verbal notices of which VIMRx is aware) received by VIMRx or any Controlled Subsidiary of violations of Environmental Laws or environmental claims from environmental Authorities since January 1, 1992 (in each case, only to the extent that they relate(d) to a facility currently being occupied by VIMRx or such Controlled Subsidiary). VIMRx has delivered to the Seller true and correct copies of all such notices, claims and reports, as well as all reports of VIMRx or any Controlled Subsidiary filed with such Authorities since such date.

    (B)Except as set forth in Schedule 5.13(B), with respect only to any facility currently occupied by VIMRx or any Controlled Subsidiary, to the knowledge of VIMRx, (i) there has been no release or discharge by VIMRx (or any other Person) of any Contaminant in or on any such facility (or the land upon which it is situated) and (ii) there otherwise exist no Contaminants on or in any such real property, in any material quantity, which, in either case, would (a) constitute or have constituted a material violation of any Environmental Law, or (b) give rise to an obligation on the part of VIMRx or any Controlled Subsidiary, its assigns or successors in interest to effect an environmental cleanup or remediation.

  5.14 Labor Relations.

    VIMRx, Innovir, Innovir Holdings, Innovir UK, Innovir Germany, VGI and Ribonetics employ 12, 31, 0, 10, 12, 2 and 0 employees, respectively, none of whom is subject to union or collective bargaining agreements by which such entity is bound or subject. None of such entities has, at any time during the last five years, had, nor is there now to the knowledge of VIMRx threatened, a strike, picket, work stoppage, work slowdown, union organizing activity or other labor trouble that has had or would be reasonably likely to have a Material Adverse Effect on VIMRx.

  5.15 Employee Benefit Plans.

    (A)Except as set forth in Schedule 5.15(A), neither VIMRx nor any Controlled Subsidiary is a party to or bound by any oral or written Non-ERISA Plans.

    (B)Except as set forth in Schedule 5.15(B), VIMRx and each Controlled Subsidiary does not maintain, has never maintained, is not required to contribute to, and has never been required to contribute to or pay any amount with respect to, and has no liability with respect to any ERISA Benefit Plans. Except as set forth in Schedule 5.15(B), and, to the best of VIMRx's knowledge, each of the plans described in Schedule 5.15(B) that is an ERISA Benefit Plan ("VIMRx Group ERISA Benefit Plan") complies in form and is operated in all material respects in accordance with the requirements of ERISA and, where applicable, the Code. VIMRx and, to the knowledge of VIMRx, each Controlled Subsidiary, as applicable, has complied with the health care continuation requirements of Section 601, et. seq., of ERISA with respect to its employees and their spouses, former spouses and dependents.

    (C)Except as set forth on Schedule 5.15(C), VIMRx has delivered to the Seller, with respect to each VIMRx Group ERISA Benefit Plan, correct and complete copies of (i) all plan documents and amendments, trust agreements and insurance contracts and policies, (ii) the current and, to the extent available, the prior summary plan description, (iii) the most recent financial statements, if any, and (iv) where applicable, a determination letter of the Internal Revenue Service evidencing the plan's qualification under the Code.

    (D)Neither VIMRx nor any Controlled Subsidiary has any obligations under any VIMRx Group ERISA Benefit Plan or otherwise to provide health benefits to former employees of VIMRx or any Controlled Subsidiary, except as specifically required by law. Neither VIMRx nor any Controlled Subsidiary has any liability, potential or otherwise, under Section 4069 or Section 4212(c) of ERISA. Neither VIMRx nor any Controlled Subsidiary has ever made a contribution to a voluntary employees' beneficiary association described in Section 501(c)(9) of the Code.

    (E)Neither VIMRx nor, to the knowledge of VIMRx, any Controlled Subsidiary or any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of
  Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any VIMRx Group ERISA Benefit Plan which could subject any such Plan (or its related trust) or VIMRx or any Controlled Subsidiary or any officer, director or employee of VIMRx or any Controlled Subsidiary to the penalty or tax under Section 402(i) or Section 402(1) of ERISA or Section 4975 of the Code.

    (F)There is no pending or, to the knowledge of VIMRx, threatened claim which alleges any violation of ERISA or any other law (i) by or on behalf of any VIMRx Group ERISA Benefit Plan or (ii) by any employee of VIMRx or any Controlled Subsidiary or any plan participant or beneficiary against any such plan.

    (G)There does not now exist (and has not in the past existed) an "employee pension benefit plan," as defined in Section 3(2) of ERISA, maintained by VIMRx or any Controlled Subsidiary or to which VIMRx or any Controlled Subsidiary contributes or is required to contribute (or contributed or was required to contribute in the past), including any multiemployer employee pension benefit plan, other than an individual account plan within the meaning of
  Section 3(34) or ERISA.

    (H)Except as set forth on Schedule 5.15(H), there has been no complete or partial termination of any VIMRx Group ERISA Benefit Plan and no action taken by VIMRx or its Affiliates at any time during the three years preceding the Closing date which has or will result in termination of any employee benefit plan in effect during such period; nor has there been any "reportable event," as such term is defined in Section 4043(c) of ERISA and the regulations promulgated thereunder, with respect to any VIMRx Group ERISA Benefit Plan; and except by reason of discontinuance of any VIMRx Group ERISA Benefit Plan as a result of or following the transactions contemplated by this Agreement, no VIMRx Group ERISA Benefit Plan or other employee plan, arrangement or agreement of VIMRx or any Controlled Subsidiary provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated by this Agreement.

  5.16 Proxy Statement.

    The Proxy Statement on Schedule 14A to be prepared by VIMRx and delivered to its stockholders in connection with the stockholders' meeting referenced to in Section 6.1(B)(v) (the "Proxy Statement") shall not, at the time it is delivered to stockholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that this representation shall be deemed not to apply to any written information provided by the Seller or its Representatives to VIMRx for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

  5.17 Books and Records.

    Except as set forth in Schedule 5.17, all of the books and records of VIMRx and each Controlled Subsidiary (including all minute books and stock records) are accurate and complete in all material respects, are kept in the ordinary course of business and are maintained at the principal offices of VIMRx or the relevant Controlled Subsidiary.

  5.18 Financial Ability.

    VIMRx has the financial ability and resources to purchase $10,000,000 in principal amount of the Buyer Convertible Debentures to be issued to it by the Buyer on the Closing Date.

  5.19 Experience.

    VIMRx is experienced in evaluating companies and businesses such as the Business of the Division and is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge, sophistication, and experience in financial and business matters that it is capable of evaluating the merits and risks of (i) the acquisition of the Assets of the Division pursuant to the terms and conditions of this Agreement and (ii) its prospective investment in the Buyer and the Seller, and has the ability to bear the economic risks of the investment.

  5.20 Controlled Subsidiaries.

    Innovir, VIMRx Holdings, Innovir UK, Innovir Germany, Cambes, VGI and Ribonetics are the only Controlled Subsidiaries of VIMRx; provided, however, that references elsewhere in this Agreement to "Controlled Subsidiary" shall be deemed not to refer to Cambes.

  5.21 Full Disclosure.

    Without limiting any of the foregoing, no representation or warranty by VIMRx herein and no other statement or certificate furnished by or on behalf of VIMRx to the Seller or its Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to VIMRx that has not been disclosed in this Agreement which (i) has had, or would reasonably be expected to have, a Material Adverse Effect on VIMRx or (ii) which would reasonably be expected to materially and adversely affect the ability of VIMRx to perform its obligations under this Agreement.

6.Certain Covenants and Agreements.

  6.1 Pre-Closing Covenants.

    (A)Covenants of the Seller. From the date hereof (except as set forth in Section 6.1(A) (viii) below) until the Closing Date, the Seller covenants that it shall do the following (it being agreed by Buyer that it shall not unreasonably withhold its consent, which shall not be valid unless in writing, to any proposed departures, by the Seller, from the provisions of Sections 6.1(A)(xi)-(xviii) below):

      (i) preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation;

      (ii) continue to operate the Division, in all material respects, in the ordinary course of business;

      (iii) maintain, keep and preserve, in all material respects, all of the material properties and assets used in the operation of the Division;

      (iv) keep reasonably adequate books and records with respect to the Division;

      (v) maintain the insurance policies in effect as of the date of this Agreement which relate to the Assets, or operations, of the Division;

      (vi) comply (with respect to the persons, assets and operations of the Division), in all material respects, with all applicable laws, rules, regulations and orders;

      (vii) at any reasonable time and from time to time, (a) permit the Buyer and VIMRx, or any agent or representative of either, to examine and make copies and abstracts from any and all of the Seller's records and books relating to the Division and visit and inspect any and all of its assets and properties relating to the Division and (b) make available its officers, employees and independent accountants to discuss with the Buyer, VIMRx and their representatives the Division's affairs, finances and accounts;

      (viii) in the event and to the extent, that events or circumstances occur or arise, or the Seller becomes aware of events or circumstances, which render any of the representations and warranties set forth in
    Section 3 hereof inaccurate, and without limiting in any way the Buyer's rights under Section 7.1, promptly notify the Buyer and VIMRx thereof by delivering to Buyer and VIMRx new, updated or amended (and red-lined) Schedules relating to such events or circumstances (it being agreed by the parties that, notwithstanding any other provision hereof, this Section 6.1(A)(viii) shall apply (a) only during the period beginning on the day following the end of the Disclosure Period and ending on the Closing Date and (b) only in the event that this Agreement shall not have been terminated in accordance with Section 14.2);

      (ix)exercise commercially reasonable efforts to: (a) preserve intact, in all material respects, the Division's business organization, (b) keep available the services of its employees and (c) maintain satisfactory relationships with suppliers, contractors, customers, creditors and others having business relationships with the Seller or the Division;

      (x) promptly provide to VIMRx, at its request and in writing, all information, with respect to the Seller and its business, properties, personnel and operations, required for inclusion in the Proxy Statement and, to the extent that any information previously provided to VIMRx is discovered to be false or misleading, provide to VIMRx, in writing, such additional or different information as may be required to correct such deficiency;

      (xi) not mortgage, pledge or subject any of the Assets to any Encumbrance, other than Permitted Encumbrances;

      (xii) not sell, transfer or otherwise dispose of any assets or property included in the Assets, except in connection with (i) the sale of inventory in the ordinary course of business or (ii) the sale or other disposal of assets no longer needed for the operation of the Division in the ordinary course of business;

      (xiii) not waive, release or compromise any material claims or rights of the Seller relating to the operation of the Division (other than in connection with the CellPro and Saxholm Litigations);

      (xiv) not, except in the ordinary course of business, increase the compensation (including severance and termination pay) payable to any employees of the Division; or enter into any agreement with any employee of the Division providing for a salary in excess of $50,000 per year;

      (xv) not (a) enter into any material transaction or agreement with respect to the Division or (b) amend or terminate any Included Agreement or Primary License, other than in the ordinary course of business;

      (xvi) not enter into or amend any contract or other agreement, which constitutes or shall constitute part of the Assumed Liabilities, in connection with the Division pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

      (xvii) not (i) materially change any of its business policies or practices relating solely to the Division, including, without limitation, those relating to advertising, marketing, pricing, purchasing, personnel, budget, job acquisition or bidding, (ii) make any material change in the types, nature, composition or quality of the products of the Division; and

      (xviii) not abandon or forfeit any Intellectual Property, or any application for protection or registration (including patenting) of any Intellectual Property included in the Assets.

    (B)Covenants of VIMRx. From the date hereof (except as set forth in Section 6.1(B)(vii) below) until the Closing Date, VIMRx covenants that it shall, and shall (except with respect to items (iv), (v) and (vii) below) cause the Buyer and each Controlled Subsidiary to:

      (i)continue to operate, in all material respects, in the ordinary course of business;

      (ii) provide to the Seller copies of all management letters, audit letters and reports, including, without limitation, all drafts or preliminary versions of such letters and reports, in each case, prepared by its outside auditors in connection with any audit of its internal controls and procedures;

      (iii)not issue, deliver or sell, or authorize or propose to issue, deliver or sell (whether through the granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of its capital stock of any class or series, or any other securities other than options, warrants, commitments, subscriptions or rights to purchase under arrangements existing as of the Closing Date in amounts previously disclosed in writing to the Seller;

      (iv)promptly (but in any event on or prior to October 15, 1997) prepare and file the Proxy Statement, and prior to filing the Proxy Statement with the SEC, submit such material to the Seller and its counsel and provide the Seller and its counsel a reasonable opportunity to review and comment upon such materials;

      (v)duly and promptly call, give notice of, convene and hold a stockholders' meeting for the purpose of considering and taking action upon this Agreement and the Transaction Documents and the transactions contemplated hereunder, and, subject to the fiduciary duties of the Board of Directors of VIMRx under applicable law, include in the Proxy Statement the recommendation of the Board of Directors of VIMRx that stockholders of VIMRx vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby;

      (vi)at any reasonable time and from time to time, (a) permit the Seller, or any representative or agent of the Seller, to examine and make copies and abstracts from any and all of its records and books and visit and inspect any and all of its assets and properties and (b) make available its officers, employees and independent accountants to discuss with the Seller and its representatives its affairs, finances and accounts; and

      (vii)in the event and to the extent, that events or circumstances occur or arise, or VIMRx becomes aware of events or circumstances, which render any of the representations and warranties set forth in
    Section 5 hereof inaccurate, and without limiting in any way the Seller's rights under Section 7.2, promptly notify the Seller thereof by delivering to the Seller new, updated or amended (and red-lined) Schedules relating to such events or circumstances (it being agreed by the parties that, notwithstanding any other provision hereof, this
    Section 6.1(B)(vii) shall apply (a) only during the period beginning on the day following the end of the Disclosure Period and ending on the Closing Date and (b) only in the event that this Agreement shall not have been terminated in accordance with Section 14.2);

    (C)Filings. The Buyer and/or VIMRx, as appropriate, shall, and the Seller shall (and shall cause its Affiliated entities, as appropriate, to) (i) promptly file, and use their best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation with respect to, the Notification and Report Forms required to be filed under Hart-Scott in connection with the transactions contemplated hereby, (ii) promptly take all such action as may be necessary under any laws applicable to or necessary for, and will file and, if appropriate, use their reasonable best efforts to have declared effective or approved all documents and notifications with all Authorities which they deem necessary or appropriate for, the consummation of the transactions contemplated hereby and, (iii) promptly give any other party hereto information requested by such other party pertaining to it and its subsidiaries and Affiliates which is reasonably necessary to enable such other party to take such actions and file in a timely manner all reports and documents required to be so filed by or under applicable laws.

    (D)Negotiations with Others. From the date hereof until the Closing Date, neither the Seller nor any of its Affiliates or Representatives, directly or indirectly, will (i) solicit or initiate discussions or engage in negotiations or discussions with any other person or entity (other than the Buyer or any of its Affiliates or Representatives) involving (x) the possible acquisition of a substantial portion of the Assets, or (y) any form of extraordinary transaction that involves the Division or the Business (a "Competing Transaction"); (ii) provide information to any person or entity (other than the Buyer or its Affiliates or Representatives) with respect to a possible Competing Transaction (except that the Buyer acknowledges that the Seller provided such information to third parties, subject to confidentiality agreements, prior to June 11,
  1997) or (iii) enter into any Competing Transaction with any person or entity other than the Buyer or any of its Affiliates. If the Seller receives any offer or proposal to enter into any Competing Transaction or to enter into any negotiation relating thereto, the Seller immediately will notify the Buyer of the existence of such offer or proposal, which notice shall include information as to the identity of the offeror or the party making any such proposal and the specific terms of such offer or proposal.

  6.2 Post-Closing Covenants.

    (A)Milestone Payments. The parties agree that subsequent to the Closing, the Seller shall have the additional rights set forth below:

      (i)Upon the occurrence of each Milestone, the Seller shall have the right to receive from the Buyer, within 45 days after the applicable Occurrence Date, the amount set forth opposite such Milestone on Exhibit N.

      (ii)The Buyer agrees that, in the event that, as of the Occurrence Date relating to any Milestone, the Cash Position of the Buyer shall be less than Net Projected Expenses, VIMRx shall, within 45 days of such Occurrence Date, lend to the Buyer (for the purpose of enabling the Buyer to pay the applicable Milestone Payment) a sum equal to such Milestone Payment. In consideration of any such loan, the Buyer shall execute and deliver to VIMRx a subordinated promissory note, substantially in the form annexed hereto as Exhibit V.

    (B)Assignability. To the extent that any lease, contract, license, agreement, sales or purchase order, commitment, property interest or other asset included in the Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each an "Interest") is not capable of being sold, assigned, transferred or conveyed without the approval, consent, novation or waiver of the issuer thereof or the other party or parties thereto, or any other third person (including an Authority) (or would be breached in the event of a sale, assignment, transfer, or conveyance without such approval, consent or waiver), this Agreement shall not, in the event any such issuer or third party shall object to such assignment, constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof absent such approval, consent or waiver. At the request of the Buyer, the Seller shall use its commercially reasonable best efforts, both prior and subsequent to the Closing Date, to obtain all necessary approvals, consents or waivers necessary to convey to the Buyer each such Interest as soon as reasonably practicable; provided, however, that the Seller shall not be required to pay any additional consideration in order to obtain such approvals, consents or waivers. To the extent any of the approvals, consents or waivers referred to in this Section 6.2(B) have not been obtained as of the Closing, the Seller shall, during the remaining term of such Interest (and without limiting the Buyer's right to have the Seller persist, post-Closing, in attempting to obtain any such approval, consent or waiver), exercise commercially reasonable best efforts to cooperate with the Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Interest to the Buyer.

    (C)Facilitation of Possession. Subsequent to the Closing, the Seller, at the request of the Buyer, shall write letters to, and otherwise communicate with third parties, and do such other reasonable acts and things as may be necessary or appropriate, to facilitate the gaining of possession, by the Buyer of the Assets.

    (D)Management Slate. The Seller agrees (so long as (i) it shall own 3% or more of the issued and outstanding capital stock of VIMRx and (ii) its representative (if it shall have chosen to designate one) shall retain a seat on the VIMRx Board of Directors, per Section 6.2(E) below) to vote all of its shares of stock in VIMRx (whether at meetings, pursuant to written consents or otherwise) for the election to the Board of Directors of VIMRx of all candidates who are recommended to be elected thereto by the then-current Board of Directors.

    (E)Board Seat. VIMRx agrees that until the date on which the Seller shall cease to own at least 3% of the issued and outstanding capital stock of VIMRx, VIMRx shall nominate and recommend to its stockholders, and to vote all shares for which management receives a proxy (other than proxies to the contrary) for the election of one Person selected by the Seller as its representative to the Board of Directors of VIMRx.

    (F)Internal Control Procedures. VIMRx agrees that it shall (i) cause its outside auditors to perform an audit of the internal controls and procedures of VIMRx, and (ii) adopt all recommendations regarding such internal controls and procedures as its Board of Directors shall deem to be appropriate for adoption.

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

    (G)Round Lake and Munich Employees. The Seller shall bear the expenses and costs incurred in connection with the closing of the Round Lake Facility and the expenses and costs of relocating employees of the Seller employed at the Round Lake Facility to the Parker Facility; provided, however, that such relocation shall be in accordance with standard relocation policies of the Seller in effect as of the date of this Agreement and the expenses and costs of relocating such employees (which shall be borne by the Seller hereunder) shall not exceed those which would be borne by the Seller under such standard relocation policies of the Seller. The Seller shall bear the expenses and costs incurred in connection with the closing of the Munich Facility; provided, however, that the Seller shall not bear any expenses or costs incurred in connection with the relocation of any employees of the Munich Facility to the Parker Facility or any other facility operated by or on behalf of the Buyer.

    (H)Intellectual Property. The Seller shall cooperate, and shall cause its Representatives to cooperate, with the Buyer in (i) obtaining, maintaining, enforcing, defending and confirming the Buyer's ownership of the Intellectual Property included in the Assets (and the Buyer shall reimburse the Seller's reasonable out of pocket costs, including, without limitation, reasonable attorneys fees, incurred in connection therewith) and (ii) enforcing and defending the Intellectual Property Rights arising from the Primary Licenses.

    (I)Chiron Obligations. (i) The Buyer hereby acknowledges that the Seller has performance obligations under the Chiron Collaboration Agreement and agrees, at the Seller's request, to allow the Seller to satisfy the Seller's performance obligations under the Chiron Collaboration Agreement including, without limitation (a) allowing the Seller to achieve a Qualifying Acceptance by the Seller (as that term is defined in the Chiron Collaboration Agreement), (b) after a Qualifying Acceptance has been achieved, to permit the Seller to develop and/or manufacture to the Seller's specifications, a Semi-Automated Baxter System (as that term is defined in the Chiron Collaboration Agreement), and (c) allowing the Seller to perform all other obligations of the Seller; provided, that the Semi-Automated Baxter System will not involve Ex Vivo Cell Processing (as that term is defined in the Hardware and Disposables Manufacturing Agreement).

    Without limitation of the foregoing, and notwithstanding any terms of this Agreement or the other Transaction Documents to the contrary, the Buyer agrees, (i) at the request of Seller, to provide to Seller such assistance and information (at Seller's cost) as may be reasonably required for Seller to comply with its obligations under Sections 3.8 and 3.9 of the Chiron Collaboration Agreement and (ii) to abide by the exclusivity provisions of Section 3.1 of the Chiron Collaboration Agreement pursuant to clause b(ii) of the third sentence of Section 3.5(a) of the Chiron Collaboration Agreement in the same manner as such provisions apply to Baxter. The Buyer further agrees that the Buyer will not, directly or indirectly (in the event Buyer otherwise has the right to do so), and/or shall not require Seller to, violate the terms of Section 8.4 of the Chiron Collaboration Agreement.

      (ii)The Semi-Automated Baxter System shall be distributed by the Seller in compliance with the Non-Competition and Confidentiality Agreement.

      (iii)In return for the Buyer's agreeing to the above, the Seller will use commercially reasonable efforts to obtain from Chiron Corporation, a Delaware corporation, the right to grant a sublicense to the Buyer and its Affiliates under (and on the same terms as) the license granted to the Seller in Section 2.1(b) of the Chiron Collaboration Agreement. In the event that the Seller shall obtain such right, the Seller will grant such sublicense to the Buyer and its Affiliates.

      (iv)The Seller shall indemnify and hold harmless the Buyer from and against any claims of patent or other Intellectual Property infringement, and any product liability claims, incurred by the Buyer in connection with the Seller's performance of its obligations under the Chiron Collaboration Agreement; provided, however, that this indemnity shall not apply to any claims arising out of actions or omissions of the Buyer or the performance of Buyer's obligations under any sublicense, referred to in Section 6.2(I)(iii) above, which it may enter into with Seller, with the consent of Chiron.

    (J)Potential Post-Closing Adjustment.

      (i)Within 120 days after the Closing Date, the Buyer shall prepare and deliver to the Seller, or cause to be prepared and delivered to the Seller, a statement (the "FFE Statement") showing the Buyer's good faith determination, based on a physical inventory, as to the aggregate net book value of all furniture, fixtures and equipment included in the Assets (hereinafter, the "Net Book Value"). The Seller shall reimburse the Buyer for the out-of-pocket costs incurred by the Buyer in so preparing, or causing to be prepared, the FFE Statement, but in no event shall the Seller be obligated to reimburse the Buyer for an aggregate amount of more than $20,000.

      (ii)Within 45 days after the date on which the Buyer shall have delivered the FFE Statement to the Seller (such 45th day being the "Lapse Date"), the Seller shall notify the Buyer as to whether the Seller disputes the FFE Statement (such notice being the "FFE Notice"). In the event that the Seller shall, prior to the Lapse Date, notify the Buyer that it agrees with the FFE Statement, the FFE Statement shall be deemed, on the date of giving of such notice, to have been finally determined for purposes of Section 6.2(J)(iv). In the event that the Seller fails to deliver an FFE Notice to the Buyer on or before such 45th day, the Seller shall be deemed to have agreed to the FFE Statement and the FFE Statement shall be deemed likewise to have been finally determined for purposes of Section 6.2(J)(iv).

      (iii)In the event that the Seller timely delivers an FFE Notice which indicates that it disputes the FFE Statement, the Seller and the Buyer shall, during the 30-day period after the date on which the FFE Notice shall have been given to the Buyer, negotiate in good faith to resolve any disagreements with respect to the FFE Statement. If at the end of such 30-day period, no such resolution is reached, such disagreements shall, under the principles set forth in this Section 6.2(J), be resolved by a "Big Six" firm of independent accountants (other than KPMG and Price Waterhouse) upon which the Seller and the Buyer shall agree (the "Jointly Selected Firm"), and such firm shall review the FFE Statement and determine whether any revisions thereto are appropriate. If the parties are unable, within five days after the expiration of such 30 day period, to agree upon the Jointly Selected Firm, the Seller and the Buyer shall cause an independent mutually acceptable third party to write the names of each of such other four "Big Six" firms on four pieces of paper and then draw one of such names blindly, and randomly, from a container (the firm so chosen being referred to as the "Appointed Firm"). The parties shall retain the Appointed Firm to review and, if appropriate, revise the FFE Statement. The Jointly Selected Firm or the Appointed Firm, as the case may be, shall be instructed promptly to discharge its task and to deliver written notice of its decision (and, if appropriate, a revised FFE Statement) simultaneously to the Buyer and the Seller. The date as of which the Buyer and the Seller shall have received such notice shall be the date on which the FFE Statement shall be deemed to have been finally determined for purposes of Section 6.2(J)(iv). The determination made by the Jointly Selected Firm or the Appointed Firm shall be conclusive and binding on the parties hereto, absent manifest error. The fees and disbursements of the Jointly Selected Firm or the Appointed Firm, as the case may be, shall be divided equally between the Seller, on the one hand, and the Buyer, on the other hand.

      (iv)Within 10 days after the date on which the FFE Statement shall have been finally determined pursuant to the above provisions, the parties shall comply with either subsection (a) or (b) below, as applicable:

        (a)if the Net Book Value shown on the final FFE Statement shall equal or exceed $7,200,000, no adjustment shall be in order and no additional sum shall be payable by Seller to Buyer;

        (b)if the Net Book Value shall be less than $7,200,000, the Seller shall pay to the Buyer the excess of (1) $7,200,000 over (2) the Net Book Value.

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

    (K)Preferred Stock. VIMRx shall not issue or sell any shares of VIMRx Preferred Stock to any person other than the Seller or an Affiliate of the Seller, so long as the Seller or any Affiliate of the Seller remains the beneficial owner of any shares of VIMRx Preferred Stock.

7.Conditions to Obligations of the Buyer, VIMRx and the Seller

  7.1 The Buyer's and VIMRx's Conditions.

    The obligations of the Buyer and VIMRx to consummate the transactions contemplated hereunder are conditioned upon the following, any or all of which may be waived by the Buyer and VIMRx in their sole and absolute discretion:

    (A)All representations and warranties of the Seller contained in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and all representations and warranties of the Seller contained in this Agreement which are not so qualified shall, in all material respects, be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

    (B)The Seller shall, in all material respects, have performed and complied with all of the covenants and agreements (including the agreement to make the deliveries set forth in Section 8.1) required by or pursuant to this Agreement, or any Exhibit or instrument delivered pursuant to this Agreement, to be performed or complied with by it on or prior to the Closing Date.

    (C)The Buyer shall have received an executed consent from The Irvine Company, in form reasonably satisfactory to the Buyer, consenting to the assignment and delegation to the Seller of the lease relating to the Parker Facility.

    (D)The Buyer shall have received an executed estoppel certificate, in form and substance reasonably satisfactory to the Buyer, from The Irvine Company relating to the aforesaid lease.

    (E)The Seller shall have obtained and delivered to the Buyer consents, in form reasonably satisfactory to the Buyer, executed by (i) every party (other than the Seller) to each agreement set forth on Exhibit W, consenting to the assignment and delegation to the Buyer of such agreement and (ii) every party (other than the Seller) to every material Included Agreement to which the Seller becomes a party after the date hereof whose consent to the assignment and delegation of such agreement to the Buyer is required in order to avoid a violation of such agreement.

    (F)The Seller and the Buyer shall, simultaneously with the Closing, have executed and delivered the Services Agreement.

    (G)At least 75% of all of the Division's United States employees to whom the Buyer shall have sent an offer letter (to be drafted by the Buyer and containing a statement requesting the recipient to countersign it if such recipient is interested in becoming an employee of the Buyer) shall have countersigned such letter and delivered it to the Buyer; provided, however, that this condition shall be waived and shall be deemed to have been satisfied unless (i) the Buyer shall have mailed such offer letter to said employees on or prior to November 12, 1997 and (ii) such offer letter shall contain a statement from the Buyer requesting a response from each employee recipient on or prior to November 26, 1997.

    (H)The Seller shall have obtained and delivered to the Buyer consents, in form reasonably satisfactory to the Buyer, from Becton, Dickenson and Company, Cetus Oncology Corporation and Bernd Dorken relating to the permission of such parties to execute and deliver the First BD Sublicense, the Second BD Sublicense, the Dorken Sublicense and the Chiron Sublicense, as the case may be.

    (I)The Seyfarth Opinion shall, simultaneously with the Closing, have been delivered to the Buyer and VIMRx.

  7.2 The Seller's Conditions.

    The obligations of the Seller to consummate the transactions contemplated hereunder are conditioned upon the following, any or all of which may be waived by the Seller in its sole and absolute discretion:

    (A)All warranties and representations of the Buyer and VIMRx contained in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and all representations and warranties of the Buyer and VIMRx which are not so qualified shall, in all material respects, be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

    (B)The Buyer and VIMRx shall, in all material respects, have performed and complied with all of the covenants and agreements (including the agreements to make the deliveries set forth in Sections 8.2 and 8.3) required by or pursuant to this Agreement, or any Exhibit, Section or instrument delivered pursuant to this Agreement, to be performed or complied with by them on or prior to the Closing Date.

    (C)The Epstein Opinion shall, simultaneously with the Closing, have been delivered to the Seller.

    (D)The Buyer shall have adopted an employee stock option plan.

  7.3 Mutual Conditions.

    The respective obligations of each party hereto to consummate the transactions contemplated hereunder are conditioned upon the following:

    (A)This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of VIMRx's stockholders in accordance with applicable Delaware General Corporation Laws and the rules and regulations of Nasdaq.

    (B)No order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or materially and adversely affect the ability of the Buyer to conduct the Business of the Division as now conducted by it, and no suit, action or proceeding by any Authority or other person shall be pending or threatened which seeks to restrain the consummation, or challenges the validity or legality, of the transactions contemplated by this Agreement or which would, if successful, materially limit or materially and adversely affect the ability of the Buyer to conduct the business of the Division.

    (C)Any waiting period applicable under Hart-Scott and relating to the transactions contemplated hereby shall have terminated or expired.

    (D)All other consents, approvals or orders of any Authority, the granting of which is required for the lawful consummation of the transactions contemplated hereby, shall have been obtained; and all other waiting and notification periods specified under applicable law the termination or expiration of which is necessary for such consummation shall have been terminated or shall have expired.

    (E)VIMRx shall have mailed the Proxy Statement to the VIMRx stockholders and such Proxy Statement shall have included the recommendation of the VIMRx Board of Directors that the stockholders of VIMRx vote in favor of the approval and adoption of the actions to authorize and issue the VIMRx Preferred Stock and issue the VIMRx Common Stock to the Seller pursuant to this Agreement.

8.Deliveries of the Parties.

  8.1 The Seller's Deliveries.

    (A)To the Buyer. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

      (i)a Bill of Sale from the Seller, and a Bill of Sale from each Inventory Entity (and from each other entity, if any, which shall then own any Included Inventory or other assets constituting Assets), each to be in a form reasonably satisfactory to the Buyer;

      (ii)a good standing certificate, dated as of a date not more than five days prior to the Closing Date, as to the corporate existence and good standing of the Seller, certified by the Secretary of State of Delaware;

      (iii)[intentionally omitted];

      (iv)such individual or general contract assignments as Buyer shall reasonably request;

      (v)all governmental or other approvals, consents, grants, and licenses, if any, required to be procured by the Seller in connection with the transactions contemplated hereby;

      (vi)[INTENTIONALLY OMITTED];

      (vii)a certificate of the Secretary of the Seller certifying and including the resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and attesting to the incumbency and signatures of all officers executing any documents in connection with the transactions contemplated by this Agreement;

      (viii) an executed copy of each of the Transaction Documents to which the Seller is a party;

      (ix)the sum of $10 million, representing the purchase price for the Buyer Convertible Debenture described in Section 8.3(B)(i), such sum to be paid by wire transfer of immediately available Federal funds to an account of the Buyer designated by the Buyer;

      (x)the additional sum of $20 million, representing the price for the purchase of the additional Buyer Convertible Debenture described in
    Section 8.3(B)(ii), such sum to be paid in the same manner provided for in clause (ix) above;

      (xi)such other executed assignments, bills of sale, endorsements, notices, consents, novations, assurances and such other instruments of conveyance and transfer as counsel for the Buyer shall reasonably request and as shall be effective to vest in the Buyer the Seller's rights, title and interest in the Assets;

      (xii)a separate letter to the FDA (on the Seller's letterhead), executed by an authorized officer of the Seller and complying with relevant FDA laws and policy, in respect of each of the categories of FDA Submissions listed in Schedule 3.5(F) assigning to the Buyer all of the Seller's right, title and interest in and to each FDA Submission listed on Schedule 3.5.

      (xiii) an executed and notarized assignment of the United States registration for each trademark included in the Assets which is registered with the PTO, the form of which assignment shall be reasonably satisfactory to the Buyer;

      (xiv) an executed and notarized assignment of the United States trademark application for each trademark included in the Assets which is the subject of an application for registration filed with the PTO, the form of which assignment shall be reasonably satisfactory to the Buyer;

      (xv)an executed and notarized assignment of United States patents/patent applications for each United States patent or patent application included in the Assets, the form of which assignment shall be reasonably satisfactory to the Buyer.

      (xvi) a true and correct certificate (the precise form of which shall be reasonably satisfactory to KPMG) showing, for each physical location where Included Inventory was held by the Seller or any Inventory Entity as of last day of the month immediately preceding the month in which the Closing shall occur, (i) the street address of each location, (ii) the number of units of each kind of Included Inventory at such location as of such date and (iii) for each such kind of Included Inventory thereat, the aggregate book value of all units of such kind of Included Inventory at such location.

    (B)To VIMRx. At the Closing, the Seller shall deliver to VIMRx the following:

      (i)an executed copy of each of the Transaction Documents to which the Seller is a party; and

      (ii)[intentionally omitted].

  8.2 Deliveries of VIMRx.

    (A)To the Seller. At the Closing, VIMRx shall deliver to the Seller the following:

      (i)the Purchase Consideration due at Closing to the Seller pursuant to Sections 2.2 (A), (B) and (C) hereof;

      (ii)an executed copy of each of the Transaction Documents to which each of VIMRx and the Seller is a party; and

      (iii)[intentionally omitted].

    (B)To the Buyer. At the Closing, VIMRx shall deliver to the Buyer the following:

      (i)the sum of $10 million, representing the purchase price for the Buyer Convertible Debenture described in Section 8.3(A)(i), such sum to be paid by wire transfer of immediately available federal funds to an account of the Buyer designated by the Buyer; and

      (ii)an executed copy of each of the Transaction Documents to which each of the Buyer and VIMRx is a party.

  8.3 Deliveries of the Buyer.

    (A)To VIMRx. At the Closing, the Buyer shall deliver to VIMRx the following:

      (i)an executed Buyer Convertible Debenture, substantially in the form annexed hereto as Exhibit F in respect, and in the principal amount, of the $10 million paid by VIMRx pursuant to Section 8.2(B)(i); and

      (ii)an executed copy of each of the Transaction Documents to which each of VIMRx and the Buyer is a party; and

      (iii)80.5 shares of Buyer Common Stock.

    (B)To the Seller. At the Closing, the Buyer shall deliver to the Seller the following:

      (i)an executed Buyer Convertible Debenture, substantially in the form annexed hereto as Exhibit D in respect, and in the principal amount, of the $10 million paid by the Seller pursuant to Section 8.1(A)(ix);

      (ii)an executed Buyer Convertible Debenture, substantially in the form annexed hereto as Exhibit E in respect, and in the principal amount, of the $20 million paid by the Seller pursuant to Section 8.1(A)(x);

      (iii)an executed Warrant; and

      (iv)an executed copy of each of the Transaction Documents to which the Buyer is a party.

9.Survival of Representations: Indemnities.

  9.1 Survival.

    All representations and warranties contained in, or in any certificate delivered pursuant to or in connection with, this Agreement (the Agreement, together with such other certificates, being collectively referred to as "Documents") shall survive the Closing of the transactions contemplated under this Agreement until March 31, 1999; provided, however, that the representations and warranties set forth in Sections 3.7(D), 3.8, 3.12, 4.4, 5.4, 5.9 and 5.12 shall survive the Closing for a period of five years. All covenants and agreements contained in any Document shall survive in accordance with their terms; provided, however, that for the removal of doubt, none of the covenants set forth in Section 6.1 or 6.2 shall survive the termination of this Agreement in accordance with Section 14.

  9.2 Indemnity.

    (A)The Seller agrees to indemnify, and hold the Buyer and VIMRx harmless from and against (i) any and all Losses which the Buyer or VIMRx shall sustain by reason of or in connection with the breach or inaccuracy of, or failure to comply with, any of the representations, warranties, covenants or undertakings, contained in any Document, made by the Seller, (ii) the Non-Assumed Liabilities, (iii) any broker's or finder's fee or commission due to Lehman Brothers or The Craves Group with respect to the transactions contemplated hereby, (iv) any and all Losses which the Buyer or VIMRx shall sustain in connection with (a) claims by third parties arising in connection with the Non-Assumed Liabilities, or (b) claims by third parties (including but not limited to Lehman Brothers and The Craves Group) that they are due a broker's or finder's fee or similar compensation with respect to the transactions contemplated hereby, which claims arise out of actions of the Seller or any Representative of the Seller and (v) any and all Losses which the Buyer or VIMRx shall sustain by reason of or in connection with (a) any violation of Environmental Law, committed by the Seller or any of its Representatives, in respect of the Parker Facility or the land upon which it is situated, during the Seller's occupancy thereof,
  (b) subject to Section 10 hereof, any Taxes arising out of the operations of the Seller up to and including the Closing Date, (c) any violation of ERISA committed by the Seller or any of its Representatives, (d) the Saxholm Litigation and any litigation which may be brought against Buyer and/or VIMRx alleging infringement of one or more of Saxholm U.S. patents 4,324,859, 4,657,868 and 4,992,377 and foreign equivalents due to manufacture, use, importation or sale of Isolex(R) and/or Maxsep(R) Products (except to the extent that any such Losses arise out of infringement resulting from changes made by the Buyer in design or operation of the accused device) and (e) the antitrust-related counterclaim against the Seller in the CellPro Litigation. Notwithstanding the foregoing, the Buyer and VIMRx shall not be entitled to any indemnification under this Section 9.2 (A) with respect to any Losses incurred by the Buyer or VIMRx as a result of the breach of any representation or warranty contained in Section 3 hereof, other than Losses pursuant to breaches of Sections 3.7(D), 3.12 or 3.19, unless and until the aggregate amount of all Losses arising from breaches of representations and warranties contained in
  Section 3 shall exceed $400,000 and then only to the extent that such aggregate amount shall exceed $400,000; provided, further, that the immediately preceding proviso shall not apply in the case of any fraudulent breach.

    (B)VIMRx agrees to indemnify and hold the Seller harmless from and against (i) any and all Losses which the Seller shall sustain by reason of or in connection with the breach or inaccuracy of any of the representations or warranties, contained in any Document, made by the Buyer and/or VIMRx, (ii) any broker's or finder's fee or commission due to Lazard, Freres with respect to the transactions contemplated hereby, and
  (iii) any and all Losses which the Seller shall sustain in connection with claims by third parties that they are due a finder's or broker's fee or similar compensation with respect to the transactions contemplated hereby, which claims arise out of actions of the Buyer or VIMRx or any Representatives of either; provided, however, that the Seller shall not be entitled to any indemnification under this Section 9.2(B) with respect to any Losses incurred by the Seller as a result of the breach of any representation or warranty contained in Section 4 or 5 hereof, other than Losses pursuant to breaches of Sections 4.5, 4.6, 5.5, 5.6 or 5.9, unless and until the aggregate amount of all Losses arising from breaches of representations and warranties contained in Section 4 or 5 shall exceed, in the aggregate, $400,000 and then only to the extent that such aggregate amount shall exceed $400,000; provided, further, however, that the immediately preceding proviso shall not apply in the case of any fraudulent breach.

    (C)The Buyer agrees to indemnify and hold the Seller harmless from and against (i) any and all Losses which the Seller shall sustain by reason of or in connection with the breach of, or failure to comply with, any of the covenants or undertakings, contained in any Document, made by the Buyer,
  (ii) the Buyer's Liabilities (except to the extent that such liabilities are to be borne by the Seller pursuant to this Agreement or any Transaction Document and except to the extent that the same arise from a wrongful act or omission on the part of the Seller, any Affiliate of Seller or any Representative of any of the foregoing), and (iii) any and all Losses which the Seller shall sustain in connection with claims by third parties arising in connection with the Buyer's Liabilities (except as stated in the above parenthetical); provided, however, that subsection (i) of this Section 9.2(C) shall be deemed to refer to breaches and failures of the Buyer only to the extent that the same exist and/or persist subsequent to the Closing Date.

    (D) VIMRx agrees to indemnify and hold the Seller harmless from and against (i) any and all Losses which the Seller shall sustain by reason of or in connection with the breach of, or failure to comply with, any of the covenants or undertakings, contained in any Document, made by VIMRx and
  (ii) any and all Losses which the Seller shall sustain by reason of or in connection with the breach of, or failure to comply with, any of the covenants or undertakings, contained in any Document, made by the Buyer; provided, however, that subsection (ii) of this Section 9.2(D) shall be deemed to refer to breaches and failures of the Buyer only to the extent that the same exist and/or persist during the period beginning on the date hereof and ending on the Closing Date.

    (E)(i) Notwithstanding anything to the contrary contained herein, but subject in any event to the rest of this Section 9.2(E), the maximum indemnity which the Seller could become obligated to provide to the Buyer and/or VIMRx, in the aggregate, under Section 9.2(A) for breaches of representations, warranties, covenants and/or undertakings is $18,000,000 (in cash or securities, as more specifically provided below); provided, however, that notwithstanding the foregoing, any indemnity or payment to which the Buyer or VIMRx may be or become entitled under Sections 2.5(A), 6.2(G), 6.2(I)(iv), 6.2(J)(i) (last sentence only), 6.2(J)(iii) (last sentence only), 6.2(J)(iv), 9.2(A)(ii)-(v) (other than Section 9.2(A)(v)(a) thereof), 10, 13, 16.1(C), 16.1(G) (proviso only), 16.1(H) (second sentence only) and 16.4(A) shall be paid by the Seller notwithstanding such $18,000,000 cap.

      (ii)In the event that the Seller becomes liable to indemnify VIMRx for Losses under Section 9.2(A) for breaches of representations, warranties, covenants and/or undertakings, the first $5,000,000 of such indemnified Losses shall be payable only in cash. Any indemnified Losses in excess of $5,000,000 shall be payable, at the option of the Seller, either in cash or by way of the Seller's surrender (i.e., transfer of ownership) to VIMRx of shares of VIMRx Preferred Stock. For the purposes of this Section 9.2, each share of VIMRx Preferred Stock shall be valued at its $1,000 liquidation value. Therefore, for example, in the event that the Seller became obligated to VIMRx for $1,000,000 (over and above the first $5,000,000, which would be payable in cash), the Seller would have the right to satisfy such liability by the surrender of 1,000 shares of VIMRx Preferred Stock. Notwithstanding anything herein to the contrary, VIMRx acknowledges and agrees that, although it may become entitled to indemnification from Seller under
    Section 9.2 based upon Losses directly incurred by Buyer (and not directly by VIMRx), to the extent that Buyer has been made whole for any such Loss which has been directly incurred by it, VIMRx shall (to avoid "double recovery" for the same Loss) lose its right to be indemnified with respect to such Loss.

      (iii)In the event that the Seller becomes liable to indemnify the Buyer for Losses under Section 9.2(A) for breaches of representations, warranties, covenants and/or undertakings, the first $5,000,000 of such indemnified Losses shall be payable to the Buyer only in cash. Any indemnified Losses in excess of $5,000,000 shall be payable, at the option of the Seller, either in cash or by the surrender (i.e., cancellation) of indebtedness otherwise owed to the Seller under the Buyer Convertible Debentures, such surrender/cancellation to be made on a dollar-for-dollar basis in accordance with the amount of Losses to be indemnified.

    (F)Notwithstanding anything to the contrary contained herein, the maximum aggregate indemnity which the Buyer and/or VIMRx could, in the aggregate, become obligated to provide to the Seller under Section 9.2(B) for breaches of representations, warranties, covenants and/or undertakings is $18,000,000; provided, however, that notwithstanding the foregoing, any indemnity or payment to which the Seller may be or become entitled under Sections 2.5(B), 6.2(A)(i), 6.2(H) (parenthetical contained in subsection
  (i) only), 6.2(J)(iii) (last sentence only), 9.2(B)(ii) and (iii), 9.2(C)(ii) and (iii), 10, 13 and 16.4(C) shall be paid by the Buyer or VIMRx, as the case may be, notwithstanding such $18,000,000 cap.

    (G)Within a reasonable period of time after receipt by any party hereto of notification of the assertion by a third party, of any Third Party Claim (such recipient being referred to hereinafter as an "Indemnified Party"), such Indemnified Party shall give written notice of such Third Party Claim to each party which has, or would reasonably be expected to have, an obligation to indemnify such Indemnified Party under this Section 9 (an "Indemnifying Party"); provided, however, that the failure to so notify the Indemnifying Party shall not relieve him or it of any indemnity obligations hereunder unless, and to the extent, the Indemnifying Party's rights have been adversely affected by any such failure or delay. The Indemnifying Party shall (upon its delivery to the Indemnified Party of a written acknowledgment and agreement that, if such Third Party Claim shall be adversely determined, the Indemnifying Party shall be fully responsible hereunder to indemnify the Indemnified Party with respect to such Third Party Claim) have the option, upon notice to the Indemnified Party, to assume control of the defense of the Third Party Claim and the Indemnified Party may participate at its own expense in (but not control) the Third Party Claim (with counsel selected by it in its discretion) if it notifies the Indemnified Party in writing of its intention so to participate; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party and its Affiliates and Representatives of a release from all liability in respect of such Action or which imposes any injunctive relief upon the Indemnified Party or any of its Affiliates or Representatives. In the event of such assumption, the Indemnified Party shall cooperate fully in the defense of the Third Party Claim as and to the extent reasonably requested by the Indemnifying Party (such cooperation shall include the retention and, upon the request of the Indemnifying Party, the provision to such party of records and information which are reasonably relevant to such claim or demand and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder). In the absence of any such assumption of the defense, the Indemnifying Party shall be obligated to cooperate in accordance with the preceding sentence.

    (H)The provisions of this Section 9 are the exclusive remedy of any party to this Agreement against any other party to this Agreement for any claim for breach of any covenant, agreement, representation, warranty or other provision of this Agreement (other than a claim for specific performance or injunctive relief or a claim based upon fraud) with the intent that all such claims shall be subject to the limitations and other provisions contained in this Section 9.

    (I)In no event shall any party hereto be entitled to or recover exemplary or punitive damages in any action under this Agreement or relating to the subject matter hereof.

10.Transactional and Other Taxes.

    (A)Transactional Taxes. The Buyer and the Seller shall each bear one-half of any applicable Transactional Taxes with respect to the sale, transfer, or assignment of the Assets or otherwise on account of this Agreement or the transactions contemplated herein.

    (B)Personal Property Taxes. All personal property taxes relating to any and all personal property conveyed pursuant to this Agreement shall be pro-rated between the Buyer and the Seller in accordance with the relationship of the Closing Date to the entire relevant tax year. Any payment owed in respect of such pro-ration shall be made at Closing.

    (C)Utilities. All utility accounts relating to the Parker Facility will be read as of the commencement of business on the Closing Date. The Seller shall be responsible for all utility charges accruing up to said time and the Buyer shall be responsible for all utility charges accruing thereafter.

11.Further Assurances and Cooperation.

  Following the date hereof, and subject to the terms and conditions hereof, each of the Seller, VIMRx and the Buyer severally agrees to execute and deliver such documents and take such other action as shall be reasonably requested by the other party to carry out and effectuate the transactions contemplated by this Agreement. On and subsequent to the Closing Date, each party severally covenants and warrants that it shall, whenever and as often as it shall be reasonably requested to do so by another party to this Agreement, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, any and all such further documents and instruments as may be reasonably necessary, expedient or proper in order to complete any and all of the conveyances, transfers, sales and assignments herein provided for. Without limiting the foregoing, this Section 11 shall apply in particular to any items of the type described in Section 8.1(A)(xi) which are not delivered on the Closing Date (e.g., foreign registrations of the trademark ISOLEX(R)).

12.Notices.

  All notices, requests, demands, and other communications permitted or required under this Agreement shall be in writing and shall be either personally delivered (including couriers such as FedEx) or sent by pre-paid certified mail, return receipt requested or facsimile transmission, with a confirmation copy personally delivered or sent by pre-paid certified mail, addressed or transmitted to the address or number stated below of the party to which notice is given, or to such other address or number as such party may have fixed by notice given in accordance with the terms hereof:

      To the Buyer:

      BIT Acquisition Corp.
      c/o VIMRx Pharmaceuticals Inc.
      2751 Centerville Road
      Suite 210
      Wilmington, Delaware 19808
      Attention:Chief Executive Officer
      Facsimile:(302) 998-3794

      With a copy to:

      Epstein Becker & Green, P.C.
      250 Park Avenue
      New York, New York 10177
      Attention:Lowell S. Lifschultz, Esq.
                   or David C. Denowitz, Esq.
      Facsimile:(212) 661-0989

      To VIMRx:

      VIMRx Pharmaceuticals Inc.
      2751 Centerville Road
      Suite 210
      Wilmington, Delaware 19808
      Attention:Chief Executive Officer
      Facsimile:(302) 998-3794

      With a copy to:

      Epstein Becker Green, P.C.
      250 Park Avenue
      New York, New York 10177
      Attention:Lowell S. Lifschultz, Esq.
                   or David C. Denowitz, Esq.
      Facsimile:(212) 661-0989

      To the Seller:

      Baxter Healthcare Corporation
      1627 Lake Cook Road
      Deerfield, Illinois 60015
      Attention:President--Biotech Business Group
                   President--Venture Management
                   General Counsel--Biotech Business Group
      Facsimile:

      With a copy to:

      Seyfarth, Shaw, Fairweather & Geraldson
      55 East Monroe Street
      Chicago, Illinois 60603-5803
      Attention:Christopher A. Lause, Esq.
      Facsimile:(312) 269-8869

Any notice, sent as provided above, shall be deemed given, if sent by certified mail, upon delivery at the address provided for above (or, in the event delivery is refused, the first date on which delivery was tendered) or, if sent by facsimile transmission, upon receipt by the sender of confirmation of delivery.

13.Expenses.

  Subject to the terms of Section 9 hereof, each party hereto shall bear its own expenses (including all attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, consummation and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby. The Buyer and the Seller shall each bear one-half of any filing fees or similar payments to any Authority incurred in connection with any filings or other actions required to be taken hereunder in respect of Hart-Scott. Notwithstanding anything to the contrary contained in this Section 13, the parties agree that the Seller shall bear the first $100,000 of expenses and costs relating to the audit services referred to in that certain KPMG Engagement Letter, dated July 24, 1997, relating to the Division, with all expenses and costs relating thereto which are in excess of $100,000 to be borne solely by the Buyer.

14.Termination.

  14.1 Conditions.

    This Agreement may be terminated at any time on or prior to the Closing
  Date:

    (A)by mutual consent of the Seller, the Buyer and VIMRx;

    (B)by the Buyer and VIMRx, if (i) there has been a material misrepresentation or breach on the part of the Seller with respect to any representation or warranty of the Seller set forth herein, or (ii) there has been any material failure on the part of the Seller to comply with any of its obligations or to perform any of its covenants hereunder, which failure, if capable of remedy, has not been remedied within 15 days of receipt by the Seller of notice thereof, or (iii) any of the conditions set forth in Section 7.1 or 7.3 shall not have been fulfilled by December 31, 1997 (other than by virtue of a breach of this Agreement by the Buyer or VIMRx) and the fulfillment thereof shall not have been waived by the Buyer and VIMRx; or

    (C)by the Seller, if (i) there has been a material misrepresentation or breach on the part of the Buyer or VIMRx in any of its representations or warranties set forth herein, or (ii) there has been any material failure on the part of the Buyer or VIMRx to comply with any of its obligations or to perform any of its covenants hereunder, which failure, if capable of remedy, has not been remedied within 15 days of receipt by the Buyer or VIMRx, as appropriate, of notice thereof, or (iii) any of the conditions set forth in Section 7.2 or 7.3 shall not have been fulfilled by December 31, 1997 (other than by virtue of a breach of the Agreement by the Seller) and the fulfillment thereof shall not have been waived by the Seller.

  14.2 Special Termination Right.

    (A)In addition to the rights of termination provided for in Section 14.1, and in recognition of the fact that (i) notwithstanding the execution and delivery hereof, each of the Buyer, the Seller and VIMRx is continuing to perform its own ongoing due diligence in connection with the transactions contemplated hereby, (ii) each of the parties hereto may not have fully completed either the Schedules relating to its representations and warranties or its own analysis of the Schedules heretofore submitted by the other parties hereto and (iii) the parties have not fully completed or agreed upon Schedule 2.1, the Seller, on the one hand, and the Buyer and VIMRx jointly, on the other hand, shall have the right, which may be exercised in their sole and absolute discretion, to terminate this Agreement at any time on, or prior to, the Section 14.2 Date.

    (B)During the Disclosure Period, the Seller, the Buyer and VIMRx shall have the right (but not the obligation) both to supply Schedules (relating to Sections 3, 4 and 5, respectively) to the party or parties to whom the related representation and warranty is being made (the "Receiving Party") and to modify, in any respect, any such Schedule which shall theretofore have been provided by it to the Receiving Party. In the event that neither the Buyer and VIMRx, on the one hand, nor the Seller, on the other hand, shall have validly terminated this Agreement pursuant to Section 14.2(A) on or prior to the Section 14.2 Date, references in this Agreement to any Schedule delivered or attached pursuant to Section 3, 4 or 5, as the case may be, shall be deemed to refer to the last version of such Schedule which was provided to the Receiving Party prior to the end of the Disclosure Period, regardless whether such version purported to be

  "final"or "draft" (it being the intent of the parties to give to each such "last version" the same status as a Schedule attached to a purchase agreement at the time of execution and delivery). In that connection, in the event that Section 3, 4 or 5 provides for a Schedule but no Schedule (whether "draft", "final" or other) shall have been provided, prior to the end of the Disclosure Period, by the party making the related representation and warranty, such party shall be deemed, for all purposes of this Agreement, to have provided such Schedule immediately prior to the end of the Disclosure Period in completely blank form (i.e., with no information or writing on it). Any information which is first provided on a version of a Schedule which version is not received by the Receiving Party until after the Disclosure Period shall not be deemed to have been received by the Receiving Party until after the Section 14.2 Date. No information shall be deemed to have been included on a Schedule unless such information shall have been delivered to the Receiving Party in a writing at the top of each page of which writing appears the words "Baxter/VIMRx" and the number of the related Schedule (e.g., "Schedule 3.5").

    (C)During the Disclosure Period, the Seller shall have the right (but not the obligation) to supply Schedule 2.1 to the Buyer and VIMRx and to modify, in any respect, any version of such Schedule which shall theretofore have been provided by it to the Buyer and VIMRx. In the event that neither the Buyer and VIMRx, on the one hand, nor the Seller, on the other hand, shall have validly terminated this Agreement pursuant to
  Section 14.2(A) on or prior to the Section 14.2 Date, references in this Agreement to Schedule 2.1 shall be deemed to refer to the last version of such Schedule which was provided to the Buyer and VIMRx prior to the end of the Disclosure Period, regardless whether such version purported to be "final"or "draft" (it being the intent of the parties to give to such "last version" the same status as a Schedule attached to a purchase agreement at the time of execution and delivery). No modification to Schedule 2.1 shall be deemed to have been made by the Seller prior to the end of the Disclosure Period unless such modification shall have been delivered to the Buyer and VIMRx in a writing at the top of each page of which writing appears the words "Baxter/VIMRx" and "Schedule 2.1." After the end of the Disclosure Period, no modification to Schedule 2.1 shall be effective unless agreed to in writing by each party hereto.

    (D)Each party hereto acknowledges that, for purposes of determining whether the conditions stated in Sections 7.1(A) and 7.2(A) have been satisfied, the representations and warranties in Sections 3, 4 and 5, as provided in such Sections, are being deemed to have been made immediately prior to the end of the Disclosure Period rather than on the date of execution and delivery hereof.

    (E)Notwithstanding anything to the contrary herein, the valid termination of this Agreement in accordance with Section 14.2 shall not give rise to any liability of any party hereto.

  14.3 Effective Date.

    A termination pursuant to Section 14.1(B) or (C) or Section 14.2(A) shall be effective immediately upon delivery of a notice of termination by the party or parties having the right to terminate to the other party or parties.

  14.4 No Liability.

    In the event of a termination of this Agreement, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of VIMRx, the Buyer or the Seller, except for liability arising from a breach of this Agreement.

15.Employment.

  The Buyer shall make offers of employment to at least 75% of the persons who are employed by the Division, in the United States, immediately prior to the Closing.

16.Certain Additional Covenants and Acknowledgments.

  16.1 CellPro Litigation.

    The parties understand and agree that matters pertaining to the potential infringement by CellPro of the patents and technology licensed to the Seller pursuant to that certain License Agreement between Becton, Dickenson and Company and the Seller, dated August 24, 1990, as amended on November 10, 1993 and further amended on March 30, 1995 (the "First BD License"), including the conduct of the CellPro Litigation, will remain the responsibility of the Seller, as set forth below:

    (A)The Seller will vigorously pursue in good faith and for the benefit of the Buyer in the pending litigation entitled Johns Hopkins University v. CellPro, No. 94-105-RRM (D. Del.) (the "CellPro Litigation") its legal remedies against CellPro for infringement of certain of the patent rights embodied in the First BD License, which patent rights are to be sublicensed to the Buyer (the "Patent Rights");

    (B)The Seller will vigorously defend the Patent Rights in any actions or proceedings with respect to CellPro that have been or may in the future be brought in any court of law or before the HHS or NIH, including proceedings seeking a compulsory license to CellPro of technology included in the Patent Rights;

    (C)The Seller will bear the full cost and expense of the CellPro Litigation and any other such litigation or other protective defense action or proceeding, including without limitation, attorneys' fees and expenses, and fees and expenses of public relations advisors, accountants, experts, and other advisors or consultants, that are incurred in connection therewith;

    (D)The Seller will retain any award of damages or other recovery attributable to the infringing use of such Patent Rights by CellPro;

    (E)The Seller will consult with the Buyer concerning the conduct of any litigation or action described above;

    (F)The Seller will obtain the Buyer's consent to all material decisions, including settlement and other strategic decisions, relating to the CellPro Litigation and any other litigation or action described above or related thereto, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event that the Seller shall seek to grant a license to CellPro, then the Buyer shall have the right to withhold its approval thereto in its sole and absolute discretion without being subject to the aforementioned "unreasonably withheld" standard.

    (G)The Buyer will abide by and comply with any settlement or commitment with or to HHS or NIH, made by the Seller with regard to CellPro, after approval thereof by the Buyer (which approval shall not be unreasonably withheld or delayed unless, in the Buyer's good faith opinion, such decision will materially adversely affect the Buyer's ability to achieve the Plan A Projections) including but not limited to the commitments made by the Seller to HHS, as set forth below, provided that the Seller will bear the full cost and expense of such compliance to the extent such cost and expense exceeds the projected cost and expense thereof included in the Plan A Projections. Notwithstanding anything to the contrary contained herein, the commitments made by the Seller to HHS, with which the Buyer will consent, and agree to cooperate with the Seller in assuring complete satisfaction of, include the following:

      (i)The Seller will use its best efforts to ensure in the CellPro Litigation that any injunctive relief against CellPro entered by the federal court will permit CellPro's continued sale of its Ceprate(R) SC products and its continued provision of those products to clinicians involved in clinical trials, pending FDA approval of a medically equivalent or superior alternative;

      (ii)If CellPro reduces support of any clinical site that does not already have the Seller's Isolex(R) 300 System available as an alternative, the Seller will install its device at the CellPro site free of charge and will make its best efforts to provide that site with support comparable to that which CellPro was providing on comparable contract terms. The Seller will also provide all necessary clinical, regulatory and technical support to put the Isolex(R) 300 system into operation as quickly as possible;

      (iii)If CellPro reduces support for any clinical site, the Seller will take steps to assure that there will be no gap in patient access to the technology; and

      (iv)The Seller will retain the responsibility and the ability to support the clinical and research needs for stem cells for transplant through retaining a non-exclusive license to the Patent Rights, continuing to manufacture the Isolex(R) devices under the Manufacturing, Supply and Distribution Agreements, and continuing as the exclusive worldwide distributor for the Isolex(R) 300 System in support of stem cell selection for the treatment of cancer.

    (H)The Buyer shall take all actions the Seller reasonably deems necessary or appropriate to assist the Seller in pursuing the CellPro Litigation, and/or other matters related to CellPro. The Seller will reimburse the Buyer for all reasonable out-of-pocket expenses associated with providing such cooperation or otherwise incurred by the Buyer in connection with the CellPro Litigation, including but not limited to attorneys' and other professionals' fees and expenses, that may be incurred in the event the Buyer is made a party to the CellPro Litigation.

  16.2 Employee Covenants.

    The parties agree that the following shall apply in respect of the employees of the Division:

    (A)The Buyer shall have the right to designate to the Seller those employees of the Division (other than Safa Karandish, Heather Kinder, Virginia Mansour, Marta Schilling and Trish Swinney) whose services (as newly-hired employees) the Buyer is interested in retaining subsequent to the Closing (such people as may be so designated by the Buyer from time to time prior to Closing being referred to as the "Designated Employees"). The Seller shall encourage each Designated Employee to accept employment with the Buyer.

    (B)The Buyer shall also have the right to designate one or more, at its discretion, of the Designated Employees as "key" employees (such people as may be so designated by the Buyer from time to time prior to Closing being referred to as "Key Employees"). In the event that any Key Employee declines to accept employment with the Buyer, the Seller shall exercise commercially reasonable best efforts to continue to employ each and every such person, for a period of at least one year following the Closing, in such capacity as will enable such person to devote substantially all his or her business time to working on those aspects of the post-Closing Buyer/Seller relationship with which such person has familiarity; provided, however, that (i) except to the extent provided in the Services Agreement, in no event shall the Seller be required to increase the direct or indirect compensation payable to such Key Employee in order to retain such employee's services and (ii) to the extent and under the circumstances provided in the Services Agreement, the Buyer shall reimburse the Seller for the fully-loaded costs of such Key Employee. If the Buyer should request from time to time that any particular such Key Employee be focused on any particular project or area of competence, the Seller shall not unreasonably withhold its consent to such request.

  16.3 Disclaimer.

    The Seller shall not be deemed to have made to the Buyer any representation or warranty other than as expressly made by the Seller in
  Article 3 hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Seller in Article 3 hereof, the Seller makes no representation or warranty to the Buyer with respect to:

    (A)any projections, estimates or budgets heretofore delivered to or made available to the Buyer of future revenues, expenses or expenditures or future results of operations; or

    (B)except as covered by a representation and warranty contained in
  Article 3 hereof, any other information or documents (financial or otherwise) made available to the Buyer or its counsel, accountants or advisers with respect to the Seller.

  16.4 Delayed FDA Approval.

    (A)In the event (i) the Buyer has not received notification before January 1, 1998, that an application for premarket approval for commercial marketing of an Isolex 300SA or 300i System in the United States is approved by the FDA ("FDA Approval"), or (ii) such FDA Approval is received but the Seller is unable to manufacture Isolex 300SA or 300i Systems, as the case may be, in compliance with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and FDA implementing regulations, the Seller shall remit to the Buyer all CellPro Profit Margin Payments (as hereinafter defined) received by the Seller in respect of the period commencing January 1, 1998 and ending on the first date the Seller has received FDA Approval and is able to deliver to the Buyer Isolex 300SA or 300i Systems, as the case may be, which comply with said Acts and regulations conforming to such FDA Approval.

    (B)"CellPro Profit Margin Payments" shall mean any and all payments (i) made pursuant to any court order affecting CellPro, or any agreement between CellPro and the Seller, regarding CellPro's infringement of Intellectual Property Rights of the Seller embodied in the Isolex Products, and (ii) which are received by the Seller as compensation for, or damages in respect of, sales by or on behalf of CellPro on or after the Closing Date, of any product infringing any Intellectual Property Rights of the Seller embodied in the Isolex Products. The term "CellPro Profit Margin Payments" specifically excludes (a) damages or compensation payable to Johns Hopkins University and/or Becton, Dickenson and Company in respect of such infringement, (b) royalty payments made to Johns Hopkins University and/or Becton, Dickenson and Company in respect of any such damages or other compensation paid to the Seller, and (c) any reimbursement for attorney's fees received by Seller from Johns Hopkins University.

    (C)In the event the Seller becomes obligated to repay or refund any CellPro Profit Margin Payment received by the Buyer, to CellPro, its bankruptcy estate, its trustee in bankruptcy or its creditors, by reason of such payment being held to constitute a preference under any bankruptcy or insolvency law, the Buyer shall pay to the Seller the amount of such payment promptly after receipt of notice from the Seller of such obligation.

  16.5 Allocation of Consideration.

    The parties shall exercise their good faith efforts to agree upon how the consideration paid or given for the Class A Assets and Class B Assets (including but not limited to the Purchase Consideration and the Milestone Payments) shall be allocated. In the event that any such agreement is executed and delivered by the parties, such consideration shall be deemed, for all purposes (including those relating to Taxes of any kind whatsoever), to be allocated to the Class A Assets and Class B Assets in accordance therewith and, without limiting the foregoing, any IRS Forms 8594 shall be prepared consistent therewith.

17.Miscellaneous.

  17.1 Entire Agreement: No Modification.

    This Agreement, including the Exhibits, Schedules and instruments delivered pursuant hereto, sets forth the entire agreement and understanding between the parties hereto as to the specific subject matter hereof and thereof, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them with respect to the specific subject matter hereof and thereof, and no party hereto shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement, provided, however, that the parties hereto acknowledge and agree that the Primary Licenses are not being made a part of this Agreement and shall not be integrated into this Agreement. This

  Agreement shall not be changed or amended except by a writing signed by the Buyer, VIMRx and the Seller.

  17.2 Waiver of Breach.

    The waiver by a party of a breach or violation by any other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation by any party of the same or any other provision of this Agreement. No such waiver shall be effective unless in writing signed by the party claimed to have made the waiver.

  17.3 Benefit of Parties; Assignment.

    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. No party shall have the right to assign or delegate any of its rights or obligations arising hereunder, except with the prior written consent of each other party hereto; provided, however, that any party may assign any or all of its rights, and delegate any or all of its obligations, hereunder to any person or entity who shall, by merger, consolidation, transfer of assets or otherwise, have acquired all or substantially all of the assets (not counting cash and cash equivalents) of such party; provided, further, that no such delegation shall relieve the delegating party of the obligation to satisfy and discharge the obligation(s) so delegated. Notwithstanding the foregoing, the Seller shall have the right to assign this Agreement, and any rights and obligations arising hereunder, to an Affiliate of the Seller without the prior written consent of any other party hereto; provided, that no such assignment shall relieve the Seller of any of its obligations hereunder. Any purported assignment or delegation in violation of this
  Section 17.3 shall be null and void ab initio.

  17.4 Headings.

    The headings of the sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

  17.5 Governing Law; Jurisdiction

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws. Each party to this Agreement expressly and irrevocably
  (A) consents that any legal action or proceeding against it under, arising out of or in any manner relating to, this Agreement, or any other Document delivered in connection herewith, may be brought in any court of the State of Delaware located within the District of Delaware or in the United States District Court for the District of Delaware, (B) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding, (C) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to him, her or it by hand or by any other manner provided for in
  Section 12, (D) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis, and (E) waives all rights, if any, to trial by jury with respect to any such action or proceeding. Nothing in this Section shall affect or impair in any manner or to any extent the right of any party to commence legal proceedings or otherwise proceed against any other party in any jurisdiction or to serve process in any manner permitted by law.

  17.6 Multiple Counterparts; Execution by Fax.

    This Agreement may be signed in any number of counterparts which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties hereto, and those signatures need not be affixed to the same copy. The facsimile copies showing the signatures of the parties will constitute originally signed copies of the same agreement requiring no further execution.

  17.7 Exhibits, Schedules.

    All Exhibits and Schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.

  17.8 Construction.

    The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself or through his agent prepared the same, it being agreed that representatives of both parties have participated in the preparation hereof.

  17.9 Publicity.

    No party to this Agreement shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without first providing a draft of such press release or announcement to the other parties and obtaining the consent of the other parties hereto; provided, however, that nothing herein shall prevent any party from making any disclosure required by law.

  17.10 Number and Gender.

    Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the masculine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.



                                  VIMRx:

                                  VIMRx PHARMACEUTICALS INC.

                                  By: /s/ Richard L. Dunning
                                      -----------------------------------------
                                  Title: Chief Executive Officer
                                         --------------------------------------

                                  SELLER:

                                  BAXTER HEALTH CARE CORPORATION

                                  By: /s/ Victor W. Schmitt
                                      -----------------------------------------
                                  Title: President-Venture Management (Biotech)
                                         --------------------------------------

                                  BUYER:

                                  BIT ACQUISITION CORP.

                                  By: /s/ Richard L. Dunning
                                      -----------------------------------------
                                  Title: President
                                         --------------------------------------